Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ICON ACQUISITION HOLDINGS, L.P.,

ICON MERGER SUB, INC.

and

PLAYBOY ENTERPRISES, INC.

January 9, 2011

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 9, 2011 (this “Agreement”), by and among Playboy Enterprises, Inc., a Delaware corporation (the “Company”), Icon Acquisition Holdings, L.P., a Delaware limited partnership (“Purchaser”), and Icon Merger Sub, Inc., a Delaware corporation (“Sub”).

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, (i) Purchaser shall cause Sub to make a cash tender offer (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”) to acquire all of the Company’s issued and outstanding shares (the “Shares” and each a “Share”) of Class A common stock, par value one cent ($.01) per share (the “Class A Common Stock”), and of Class B common stock, par value one cent ($.01) per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), for $6.15 per Share, net to the seller in cash (the “Offer Price”) and (ii) after the satisfaction of certain conditions, Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”); and

WHEREAS, the board of directors of the Company (the “Board”), acting upon the unanimous recommendation of a special committee of independent directors previously appointed (the “Special Committee”), has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and in the best interests of the Company’s stockholders (other than members of the Purchaser Group); (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger; and (iii) resolved to recommend that the holders of the Public Shares tender their Shares pursuant to the Offer and (if required by applicable Law (as defined herein)) adopt this Agreement; and

WHEREAS, the general partner of Purchaser and the board of directors of Sub have each (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and in the best interests of Purchaser and Sub, respectively, and their respective partners and stockholder; and (ii) approved this Agreement and the other transactions contemplated by this Agreement, including the Offer and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company to enter into this Agreement, (i) Investor (as defined herein) has entered into the Equity Commitment Letter (as defined herein), (ii) the Guarantors (as defined herein) have entered into the Guarantee (as defined herein) and (iii) the Lender (as defined herein) has entered into the Debt Commitment Letter (as defined herein); and

WHEREAS, Purchaser and Sub were formed by Hugh M. Hefner for purposes of acquiring the Public Shares and consummating the Contemplated Transactions (as defined herein), and prior to or concurrently with the execution and delivery of this Agreement, the stockholders of the Company identified on Schedule 1.1 hereto have delivered to Purchaser an agreement (the “Contribution Agreement”) dated as of the date hereof, providing that, among other things, such stockholders shall (i) agree not to tender into the Offer and (ii) contribute or cause to be contributed the Shares identified as excluded shares pursuant to the Contribution Agreement (the “Excluded Shares”) to Sub on the terms and subject to the conditions set forth in the Contribution Agreement, which Excluded Shares are not less than 3,381,836 shares of Class A Common Stock and 7,935,596 shares of Class B Common Stock (the stockholders delivering the Contribution Agreement, collectively the “Contributing Stockholders”); and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the stockholders of the Company identified on Schedule 1.4 hereto have delivered to Purchaser agreements (the “Rollover Agreements”), dated as of the date hereof, providing that, among other things, such stockholders shall (i) agree not to tender into the Offer, (ii) transfer or cause to be transferred the Shares identified as rollover shares pursuant to the Rollover Agreements (the “Rollover Shares”) to Sub and (iii) invest the Merger Consideration and Option Consideration received upon conversion of Stock Awards and in respect of Company Options, respectively, in each case net of withholding for Taxes (as defined herein), in Purchaser in exchange for equity in Purchaser, on the terms and subject to the conditions set forth in the Rollover Agreements (the stockholders delivering the Rollover Agreements together with the Contributing Stockholders, Purchaser and Sub and their respective Affiliates (as defined herein), the “Purchaser Group”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser and Sub to enter into this Agreement, the stockholders of the Company identified on Schedule 1.5 hereto have entered into a tender and support agreement with the Company dated as of the date hereof (the “Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Date” has the meaning set forth in Section 2.1(b).

“Acceptance Time” has the meaning set forth in Section 2.1(b).

“Acquired Corporations” means: (a) the Company; and (b) each of the Company’s Subsidiaries.

“Acquisition Proposal” means any inquiry, indication of interest, proposal or offer made by any Person (other than Purchaser or any of its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions involving: (a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities as described in clauses “(ii)” and “(iii)” below, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) involving any of the Acquired Corporations; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing (x) any shares of the Class A Common Stock or any other voting securities of the Company or (y) more than 15% of the outstanding shares of Class B Common Stock; or (iii) in which any of the Acquired Corporations, other than the Company, issues securities representing more than 15% of the outstanding securities of any class of capital stock of any of the Acquired Corporations (other than to another Acquired Corporation); (b) any license outside the ordinary course of business, sale, lease, exchange, transfer or disposition of any business or businesses or assets (excluding sales of print magazines in the ordinary course of business) that constitute or account for 15% or more of the consolidated assets of the Acquired Corporations taken as a whole (disregarding cash, cash equivalents and marketable securities); or (c) any liquidation or dissolution of the Company or any material Subsidiary of the Company other than a liquidation or dissolution of a material Subsidiary of the Company that results in the assets of such material Subsidiary being owned immediately following such liquidation or dissolution solely by one or more Acquired Corporations; provided that any Excluded Transaction shall not constitute an Acquisition Transaction.

“Additional Company Termination Fee” has the meaning set forth in Section 8.2(b).

“Affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Benefit Plans” has the meaning set forth in Section 4.8(a).

“Board” has the meaning set forth in the Recitals.

“Board Appointment Date” has the meaning set forth in Section 2.5(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than weekends or any Federal or New York banking holiday.

“By-Laws” means the Third Amended and Restated By-Laws of the Company, as further amended or supplemented from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as further amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.7(b).

“Certificate of Ownership and Merger” has the meaning set forth in Section 2.7(a).

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.3(f).

“CIC Plans” has the meaning set forth in Section 6.4(b).

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Code” means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Contract” means any Contract: (a) as to which any of the Acquired Corporations is a party or by which any of its properties or assets is bound or subject, which Contract is material to the Acquired Corporations taken as a whole or to the Company’s Entertainment Group; (b) by which any material Company Intellectual Property or any material assets of the Acquired Corporations taken as a whole or of the Company’s Entertainment Group are bound; or (c) under which any of the Acquired Corporations has any right or interest material to the Acquired Corporations taken as a whole or to the Company’s Entertainment Group.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Purchaser simultaneously with the execution of this Agreement.

“Company Employees” has the meaning set forth in Section 6.4(a).

“Company Employee Agreement” means any existing management, employment, severance, retention, transaction bonus, change in control, consulting, or other similar Contract between any of the Acquired Corporations and any current director, officer, consultant or employee of any of the Acquired Corporations, other than any such Contract that is terminable “at will” (or, with respect to non-U.S. Persons, otherwise similarly terminable) without any obligation on the part of any Acquired Corporation to make a Severance Payment or to provide any benefit other than Severance Payments required to be made by any Acquired Corporation under applicable non-U.S. law or general severance and retention plans in effect as of the date hereof. Notwithstanding the foregoing, a Contract that would otherwise be a Company Employee Agreement will not be so deemed if the obligation thereunder to make a Severance Payment to any one (1) Person does not exceed $25,000, and the aggregate obligation under Contracts previously entered into during the Pre-Closing Period for Severance Payments do not exceed $250,000.

“Company’s Entertainment Group” means the business of the Company reported as the Company’s Entertainment Group segment in the Company’s Form 10-Q for the quarter ended September 30, 2010.

“Company Equity Plans” means the (a) Company’s First Amended and Restated 1991 Non-Qualified Stock Option Plan for Non-Employee Directors, (b) Company’s Third Amended and Restated 1995 Stock Incentive Plan, (c) Company’s Second Amended and Restated 1997 Equity Plan for Non-Employee Directors, and (d) the Employee Stock Purchase Plan.

“Company Intellectual Property Agreements” means all material binding licenses, sublicenses, consent to use agreements, related covenants not to sue, permissions and other Contracts, including the right to receive royalties or any other consideration, in each case relating to Company Intellectual Property as to which any Acquired Corporation is a party or under which any Acquired Corporation is a licensor or licensee and pursuant to which the Company was required to make or accrue payments or was entitled to receive payments during the 2010 fiscal year in excess of $250,000.

“Company Intellectual Property” has the meaning set forth in Section 4.13(a).

“Company Leases” has the meaning set forth in Section 4.17(b).

“Company Leased Real Property” has the meaning set forth in Section 4.17(b).

“Company Material Adverse Effect” means any Effect, considered together with all other Effects, which has or would reasonably be expected to have a material adverse change in or material adverse effect on the business, financial condition or continuing operations of the Acquired Corporations, taken as a whole; provided that any Effect that is generally applicable to (i) the businesses, industries and markets in which the Acquired Corporations operate, (ii) the economy in the United States or elsewhere in the world or (iii) the securities, credit or financial markets (including currency markets) in the United States or elsewhere in the world, in each case to the extent such Effects do not have a materially disproportionate impact on the Acquired Corporations, taken as a whole, shall be excluded from the determination of Company Material Adverse Effect; and provided further that any adverse Effect on the Acquired Corporations resulting from or arising out of (A) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the Contemplated Transactions or any litigation arising from or relating to this Agreement or the Contemplated Transactions, including allegations of a breach of fiduciary duty or other violation of applicable Law, (B) any natural disaster or other force majeure event, outbreak or escalation of hostilities or acts of terrorism, sabotage, military action or war, (C) changes or proposed changes in any Laws or accounting regulations or principles or interpretations thereof applicable to the Acquired Corporations, (D) (i) any action taken at the written request or with the written consent of Purchaser or Sub, (ii) any action required or expressly permitted by this Agreement or (iii) any action not taken by any Acquired Corporation due to Purchaser’s refusal to consent to such action under Section 6.1, which consent was unreasonably withheld, conditioned or delayed, and such action under this clause “(iii)” if taken would have been in the ordinary course of business, (E) any change in the Company’s credit ratings or in any analyst’s recommendations with regard to the Company (provided that the underlying causes of such change may, to the extent applicable and not otherwise the subject of another exclusion set forth herein, be considered in determining whether there is a Company Material Adverse Effect), (F) any decline in the stock prices or trading volume of the Shares or any failure by the Acquired Corporations to meet analysts’ or internal earnings estimates, business plans or financial projections for any period or periods (provided that the underlying causes of such decline or failure may, to the extent applicable and not otherwise the subject of another exclusion set forth herein, be considered in determining whether there is a Company Material Adverse Effect), and (G) any matters contemplated by Schedule 1.2 hereto, shall also be excluded from the determination of Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 6.1.

“Company Option” has the meaning set forth in Section 3.4(a).

“Company Owned Real Property” has the meaning set forth in Section 4.17(a).

“Company Real Property” means Company Owned Real Property and Company Leased Real Property.

“Company Recommendation” has the meaning set forth in Section 2.2(a).

“Company Related Party” has the meaning set forth in Section 8.2(g)(ii).

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Termination Fee” has the meaning set forth in Section 8.2(b).

“Confidentiality Agreement” means the confidentiality agreement, dated July 13, 2009, between the Company and Purchaser, as amended May 3, 2010 and November 4, 2010.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contemplated Transactions” means the Offer, the Merger and the other transactions contemplated by this Agreement.

“Contract” means any binding agreement, contract, subcontract, lease, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, or commitment, understanding or undertaking of any nature.

“Contributing Stockholder” has the meaning set forth in the Recitals.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Convertible Notes” means the 3.00% Convertible Senior Subordinated Notes due 2025 of the Company.

“Debt Commitment Expiration Date” means the date upon which the Debt Commitment Letter expires, which in no event shall be less than 120 calendar days after the date hereof.

“Debt Commitment Letter” has the meaning set forth in Section 5.10.

“Debt Financing” has the meaning set forth in Section 5.10.

“Designated Date” has the meaning set forth in Section 6.4(c).

“DGCL” has the meaning set forth in Section 2.6.

“Dissenting Shares” has the meaning set forth in Section 3.5(a).

“Earnings Release” has the meaning set forth in Section 2.1(c).

“Effect” means any effect, event, fact, development, circumstance, condition or change.

“Effective Time” has the meaning set forth in Section 2.7(c).

“Electronic Data Room” means the electronic data room for Project Icon Legacy run by Merrill DataSite and maintained by the Company for purposes of the Contemplated Transactions, the contents of which are further described on Section 4.24 of the Company Disclosure Schedule.

“Employee Stock Purchase Plan” means the Company’s Employee Stock Purchase Plan, as amended and restated through February 22, 2010.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Law affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, joint venture syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), association, organization or entity.

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order, by a Governmental Entity, alleging liability arising out of, based on, or resulting from, (a) the presence or Release of any Hazardous Materials at a location, currently or formerly owned or operated by the Company, or at any third party location at which the Company has sent, or caused to be sent, Hazardous Materials or (b) any violation by any Acquired Corporation of any Environmental Law.

“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes, in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Equity Commitment Letter” has the meaning specified in Section 5.10.

“Equity Financing” has the meaning specified in Section 5.10.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” has the meaning set forth in the Recitals.

“Excluded Transaction” means any transaction contemplated by Schedule 1.3 attached hereto.

“Existing Credit Agreement” means the Company’s Amended and Restated Credit Agreement, effective as of April 1, 2005, as amended, among the Company, Bank of America, N.A., as Agent and the other lenders from time to time party thereto.

“Existing D&O Policies” has the meaning set forth in Section 6.6(b).

“Expense Reimbursement” has the meaning set forth in Section 8.2(b).

“Expiration Date” has the meaning set forth in Section 2.1(c).

“Financing” has the meaning set forth in Section 5.10.

“Financing Agreement” has the meaning set forth in Section 6.11(b).

“Financial Advisors” has the meaning set forth in Section 4.21.

“Fundamental Change” has the meaning set forth in Section 6.10.

“GAAP” has the meaning set forth in Section 4.5(a).

“Governmental Authorization” means any permit, license, certificate, franchise, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any United States federal or state government, or any foreign, multi-national or local governmental authority, or any court, arbitral body empowered to grant injunctive relief, government, or national securities exchange, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Guarantee” has the meaning specified in Section 5.10.

“Guarantors” has the meaning specified in Section 5.10.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Indenture” means the Indenture, dated March 15, 2005, between the Company and Deutsche Bank National Trust Company, as Trustee.

“Independent Incumbent Directors” has the meaning set forth in Section 2.5(b).

“Information Statement” means an information statement prepared pursuant to Section 14(c) of the Exchange Act regarding the Merger and other Contemplated Transactions (which shall also satisfy the requirements of Section 228 of the DGCL).

“Insured Parties” has the meaning set forth in Section 6.6(b).

“Intellectual Property” has the meaning set forth in Section 4.13(a).

“Intervening Event” means any Effect which has or will have a material and favorable effect on the business of the Company or of the Company Subsidiaries and which is (i) unknown to the Board (or the consequences of which would not be reasonably foreseeable by the Board) as of the date of this Agreement; and (ii) becomes known to the Board prior to the Acceptance Time; provided that in no event shall the receipt of an Acquisition Proposal or Superior Proposal constitute an Intervening Event.

“Investor” has the meaning specified in Section 5.10.

“IRS” has the meaning set forth in Section 4.8(c).

“knowledge” means such facts and other information that as of the date of determination are actually known to the chief executive officer, president, chief financial officer or general counsel of the referenced party.

“Law” means any federal, state, provincial, local or foreign law, statute, ordinance, regulation, judgment, Order, arbitration award, franchise, license, requirement or permit issued, enacted, adopted, promulgated or implemented by or under the authority of any Governmental Entity.

“Lazard” has the meaning set forth in Section 4.21.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), hearing, inquiry or examination involving any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lender” has the meaning set forth in Section 5.10.

“Lender Indemnified Person” means Jefferies Funding, Inc., the syndicate of banks, financial institutions and other entities arranged by the arranger in the Debt Financing and each of its and their respective affiliates and subsidiaries (including Jefferies & Company, Inc.) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing.

“Lien” means any lien, mortgage, charge, pledge, security interest, encumbrance, conditional sale or other title retention agreement, the filing of or any agreement to give any financing statement under the Law of any jurisdiction or other claim of similar type, kind or nature.

“Marketing Period” means a period of twenty-one (21) consecutive Business Days commencing five (5) Business Days following receipt in all material respects by Lender of the information previously agreed upon by the Company and Purchaser to be provided to Lender for preparation of the confidential information memorandum contemplated by clause “(iii)” of Section 6.11(c) (it being understood and agreed that so long as such information is provided, the commencement of the Marketing Period may not be delayed for the issuance of the Earnings Release).

“Maximum Premium” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Minimum Condition” has the meaning set forth in Section 2.1(b).

“New Financing Agreements” has the meaning set forth in Section 6.11(b).

“Notice Period” has the meaning set forth in Section 6.3(f).

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in the Recitals.

“Offer Documents” has the meaning set forth in Section 2.1(e).

“Offer Price” has the meaning set forth in the Recitals.

“Offering Materials” has the meaning set forth in Section 6.11(d).

“Option Consideration” has the meaning set forth in Section 3.4(a). “Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means, collectively, the Certificate of Incorporation and the By-Laws.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Liens” means, collectively: (a) Liens, charges, encumbrances and exceptions for Taxes or other governmental charges, fees, levies or assessments that are not yet delinquent, the validity of which are being contested in good faith or for which adequate accruals or reserves have been established; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens or encumbrances arising or incurred in the ordinary course of business; (c) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Entities; (d) easements, encumbrances, restrictions, covenants and other matters of record, and the covenants and restrictions set forth in this Agreement; (e) Liens, charges, encumbrances or imperfections created by Purchaser or Sub or upon their direction (excluding consents given by Purchaser or Sub pursuant to this Agreement); (f) any Lien arising out of, or in connection with, the Debt Financing; (g) any Lien which is expressly disclosed on the most recent consolidated balance sheet of the Company or notes thereto; (h) Liens described in any of the Company SEC Reports; (i) leases and occupancy agreements not in violation of the representation and warranty in the third sentence of Section 4.17(a); (j) equipment leases with third parties entered into in the ordinary course of business; (k) other exceptions and encumbrances described in the preliminary report for ALTA title insurance as set forth in Section 4.17(a) of the Company Disclosure Schedule; (l) the lease described in Section 4.17(a) of the Company Disclosure Schedule; and (m) such other Liens, charges, encumbrances, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, and encroachments, as do not, individually or in the aggregate, have a material adverse effect on the assets or properties to which they relate.

“person” or “Person” means any individual, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), Entity or Governmental Entity.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Preferred Stock” means the Preferred Stock of the Company, par value of $0.01 per share.

“Principal” means any of Mr. Hugh M. Hefner, The Hugh M. Hefner 1991 Trust, The HMH Playboy Stock Trust or any other trust created by Mr. Hefner for his benefit.

“Promissory Note” has the meaning set forth in Section 2.4(b).

“Public Shares” means the shares of Class A Common Stock and shares of Class B Common Stock which are not Rollover Shares or Excluded Shares.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedule” means the disclosure schedules delivered by Purchaser to the Company simultaneously with the execution of this Agreement.

“Purchaser Group” has the meaning set forth in the Recitals.

“Purchaser Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of Purchaser or Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Offer or the Merger or to consummate the Contemplated Transactions.

“Purchaser Plans” has the meaning set forth in Section 6.4(a).

“Purchaser Proposal” has the meaning set forth in Section 6.3(f).

“Purchaser Related Party” has the meaning set forth in Section 8.2(g)(i).

“Purchaser Termination Fee” has the meaning set forth in Section 8.2(c).

“Raine” has the meaning set forth in Section 4.21.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” means a Person’s directors, officers, agents, attorneys, accountants, advisors and representatives except that with respect to the Company, Representatives shall not include (i) Principal, (ii) any trustee of a trust included in the definition of “Principal,” whether or not acting in such capacity, or (iii) any Representatives of any of the Persons contemplated by clauses “(i)” or “(ii)” above.

“Rollover Agreements” has the meaning set forth in the Recitals.

“Rollover Shares” has the meaning set forth in the Recitals.

“Rule 14f-1” has the meaning set forth in Section 2.5(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(b).

“Schedule 13E-3” has the meaning set forth in Section 2.3.

“Schedule 14D-9” has the meaning set forth in Section 2.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 6.12.

“Securities Act” means the Securities Act of 1933.

“Severance Payment” means any severance, termination, change in control or similar payment.

“Shares” has the meaning set forth in the Recitals.

“Special Committee” has the meaning set forth in the Recitals.

“Stock Award” has the meaning set forth in Section 3.4(b).

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (b) of which such first Person possesses directly or indirectly more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means any bona fide written Acquisition Proposal (substituting the phrase “more than 50% of all of the outstanding capital stock of the Company” for the language in clauses “(x)” and “(y)” of clause “(a)(ii),” and substituting 50% for 15% in each of clause “(a)(iii)” and clause “(b),” of the definition of Acquisition Transaction) made by any Person on terms that the Board (acting through the Special Committee or otherwise) determines in good faith, after consultation with its financial and legal advisors, and considering such factors as the Board (acting through the Special Committee or otherwise) determines to be appropriate (which may include legal, financial, and other aspects of the proposal and the timing and likelihood of consummation of such proposal), is more favorable to the holders of the Public Shares than the Contemplated Transactions and is not subject to a financing contingency (provided that such offer may provide for a termination fee payable by such third party the amount of which is no less than the Purchaser Termination Fee and which is payable under circumstances that are no less favorable in any material respect in the aggregate to the Company than the Purchaser Termination Fee) and in respect of which any required financing is then committed subject to conditions that are not materially more favorable to the lender than the conditions of the Debt Commitment Letter.

“Superior Proposal Determination” has the meaning set forth in Section 6.3(f).

“Superior Proposal Notice” has the meaning set forth in Section 6.3(f).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.6.

“Tail Transaction” has the meaning set forth in Section 8.2(b).

“Takeover Statutes” has the meaning set forth in Section 4.23.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tender Offer Conditions” has the meaning set forth in Section 2.1(a).

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Threshold Condition” means the condition in clause “(ii)” of Annex A.

“Top-Up Closing” has the meaning set forth in Section 2.4(b).

“Top-Up Option” has the meaning set forth in Section 2.4(a).

“Top-Up Option Shares” has the meaning set forth in Section 2.4(a).

“Written Consent” has the meaning set forth in Section 6.7(a).

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been provided, delivered or made available to the party to which such information or documents are to be made available including as to the Purchaser, Sub and their respective Representatives, the Electronic Data Room as of 11:59 p.m. on January 6, 2011.

(e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to January 9, 2011, unless the context otherwise requires.

(f) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

(g) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.

(h) In no event shall any member of the Purchaser Group be entitled to rely on the Company Recommendation or the opinion of Raine.

(i) For the avoidance of doubt, a cure right shall include the ability to cure the failure to take an action that is otherwise required to be taken on or before a specific date and/or time.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, Purchaser shall cause Sub to (i) commence (within the meaning of Rule 14d-2 of the Exchange Act) the Offer as promptly as practicable after the date hereof (but not later than January 21, 2011) and (ii) consummate the Offer, subject to the terms and conditions hereof. The obligation of Sub to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to the absence of, or waiver of the presence of (subject to the limitations in the proviso of Section 2.1(b)) the conditions set forth in Annex A (the “Tender Offer Conditions;” the absence of, or waiver of the presence of, the Tender Offer Conditions is referred to hereinafter as “satisfaction or waiver of” the Tender Offer Conditions).

(b) Purchaser, on behalf of Sub, expressly reserves the right from time to time, subject to Section 2.1(c), to waive any of the Tender Offer Conditions or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided that (i) no Person (including Purchaser, Sub and the Company) may waive the condition in clause “(i)” of Annex A (the “Minimum Condition”) and (ii) without the prior written consent of the Company acting through the Special Committee, no change in the Offer may be made which decreases the Offer Price, changes the form of consideration to be paid in the Offer, reduces the maximum number of Public Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the Tender Offer Conditions or which otherwise modifies the Tender Offer Conditions, reduces the period of time during which the Offer shall remain open, extends the Offer (except for any extension required or permitted pursuant to Section 2.1(c)) or amends any other term of the Offer (A) in a manner adverse to the holders of Public Shares or (B) which would delay consummation of the Offer as reasonably determined by the Board acting through the Special Committee. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver (subject to the limitations in the proviso in this Section 2.1(b)) of all of the Tender Offer Conditions as of the Expiration Date, Sub shall, and Purchaser shall cause Sub to, as soon as possible after such Expiration Date, accept for payment, purchase and pay the Offer Price in cash for each Public Share validly tendered and not withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date” and the time for acceptance for payment, the “Acceptance Time”). Purchaser shall provide, or cause to be provided, to Sub on a timely basis funds sufficient to purchase and pay for any and all Public Shares that Sub becomes obligated to accept pursuant to the Offer. For the avoidance of doubt, Sub shall pay the Offer Price for any Public Shares accepted for payment in the Offer as promptly as practicable.

(c) The Offer shall remain open until 5:00 p.m. Eastern Time on the date (the “Expiration Date”) that is twenty (20) Business Days after the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act), unless Sub shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, this Section 2.1(c), in which event the term “Expiration Date” shall mean the latest time and date the Offer, as so extended, may expire. Sub may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. If at any date that would otherwise be an Expiration Date: (i) any of the Tender Offer Conditions is not satisfied or waived (subject to the limitations in the proviso in Section 2.1(b) and subject to Section 2.1(d)) by Sub (including by Purchaser on behalf of Sub), Sub shall extend the Offer from time to time for periods of not more than ten (10) Business Days until the date on which all of the Tender Offer Conditions are satisfied or waived (subject to the limitations in the proviso in Section 2.1(b) and subject to Section 2.1(d)); (ii) all of the Tender Offer Conditions have been satisfied or waived (subject to the limitations in the proviso in Section 2.1(b)) and the Marketing Period has not ended on the last Business Day prior to such Expiration Date, Sub shall extend the Offer until the earliest to occur of (A) the first (1st) Business Day after the Lender has waived the condition in the Debt Commitment Letter relating to the Marketing Period and (B) the first (1st) Business Day after the final day of the Marketing Period; or (iii) to the extent required by the Lender, five (5) Business Days have not lapsed since the Company has issued a press release or other public announcement disclosing its results of operations for the fiscal quarter and year ending December 31, 2010, which press release or announcement shall contain at a minimum all material GAAP financial measures consistent with the Company’s prior practices (the “Earnings Release”), Sub shall extend the Offer until the fifth (5th) Business Day after the day the Company issued the Earnings Release; provided that the Expiration Date shall not be extended under clauses “(i)”, “(ii)” or “(iii)” above to a date later than May 9, 2011 without the Company’s written consent.

(d) Notwithstanding anything to the contrary contained herein, if at the Expiration Date, all of the Tender Offer Conditions are satisfied or waived (subject to the limitations in the proviso in Section 2.1(b)) other than the Threshold Condition (after giving effect to the issuance of the Top-Up Option Shares), then the Offer shall be abandoned and, subject to the provisions of Section 6.7, Sub shall and Purchaser shall cause Sub to proceed with the Merger pursuant to the provisions of Section 6.7.

(e) As soon as practicable upon commencement of the Offer but after affording the Company and the Special Committee and their respective counsel with a reasonable opportunity to review and comment thereon, Purchaser and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include the offer to purchase and forms of the related letter of transmittal and all other necessary documents, and make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act in connection with the Offer (collectively, together with any amendments and supplements thereto, the “Offer Documents”). The Offer Documents will comply as to form in all material respects with the applicable provisions of the Exchange Act. Purchaser and Sub shall cause the Offer Documents to be disseminated to holders of Public Shares as required by applicable United States federal securities laws. Purchaser and Sub, on the one hand, and the Company, on the other hand, as applicable, agree to promptly correct any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. Sub further agrees to take, and Purchaser shall cause Sub to take, all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Public Shares as required by applicable United States federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents (including corrected Offer Documents) before they are filed with the SEC or disseminated to holders of Shares. In addition, Purchaser and Sub agree to provide the Company and the Special Committee and their respective counsel with (i) any comments or communications that Purchaser, Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Purchaser’s, Sub’s or such counsel’s, as the case may be, receipt of such comments or communications and (ii) a reasonable opportunity to participate in the response of Purchaser and Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(f) If at any time between the date of this Agreement and the date on which any particular Share is accepted for payment and paid for pursuant to the Offer, any change in the number of outstanding shares of Common Stock shall occur as a result of a stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the Offer Price applicable to such Share shall be equitably adjusted to reflect such change.

Section 2.2 Company Actions.

(a) On the date the Offer Documents are filed with the SEC but after affording Purchaser and its counsel with a reasonable opportunity to review and comment thereon, the Company acting through the Special Committee shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 6.3(f), contain the recommendation of the Board, acting upon the recommendation of the Special Committee, that the holders of the Public Shares accept the Offer, tender their Shares to Sub pursuant to the Offer, and, if required by applicable Law, adopt this Agreement (the “Company Recommendation”); provided that the Company Recommendation may be withdrawn, modified, qualified or amended prior to the Acceptance Time as permitted by Section 6.3(f). The Schedule 14D-9 will comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares as required by applicable United States federal securities laws. The Company, on the one hand, and Purchaser and Sub, on the other hand, as applicable, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares as required by applicable United States federal securities laws. Purchaser, Sub and their counsel shall be given a reasonable opportunity to review and comment on such corrected Schedule 14D-9 before it is filed with the SEC or disseminated to holders of Shares. In addition, the Company agrees to provide Purchaser, Sub and their counsel with (i) any comments or communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s or such counsel’s receipt of such comments or communications and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given). Notwithstanding anything to the contrary contained in this Section 2.2(a), the obligations of the Company in the prior two (2) sentences shall not apply if the Board (acting through the Special Committee or otherwise) effects a Change in Recommendation in connection with a Superior Proposal or an Intervening Event or has formally determined to do the same.

(b) In connection with the Offer and provided that the Company Recommendation has not been withdrawn or this Agreement terminated, the Company shall, or shall cause its transfer agent to, promptly furnish to Sub mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of Shares as of a recent date, and shall furnish Sub with such information and assistance (including lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Sub may reasonably request in communicating the Offer to holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser, Sub and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listing and files only in connection with the Offer and the Merger and, should the Offer terminate, the Company Recommendation be withdrawn or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

Section 2.3 Schedule 13E-3.

On the date of the commencement of the Offer, the Company and Purchaser shall, and Purchaser shall cause Principal to, file with the SEC, pursuant to and in accordance with Rule 13e-3 and Regulation M-A, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Offer which shall be in form and substance reasonably satisfactory to Purchaser and the Company (together with all amendments and supplements thereto, the “Schedule 13E-3”); provided that, at its option, subject to applicable Law, Purchaser may include the Schedule 13E-3 in the Schedule TO included in the Offer Documents in which case the Company shall separately file a Schedule 13E-3 with respect to the Offer on such date. Purchaser (on behalf of itself and Principal) and the Company each agrees to use reasonable best efforts promptly to respond to any comments of the SEC or its staff with respect to the Schedule 13E-3 filed by it and promptly to correct any information provided by it for use in any Schedule 13E-3 by Purchaser, Principal and/or the Company with respect to the Offer if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by applicable federal securities laws. Each party shall take all steps necessary to amend or supplement the Schedule 13E-3 filed by it and to cause the Schedule 13E-3 filed by it, as so amended or supplemented, to be filed with the SEC, in each case as and to the extent required by applicable United States federal securities laws. Each of Purchaser, the Company and the Special Committee and their respective counsel shall be given reasonable opportunity under the circumstances to review and comment on the Schedule 13E-3 (including any amendments or supplements thereto) before it is filed with the SEC, and the party filing the applicable Schedule 13E-3 shall give reasonable and good faith consideration to any such comment so provided. Purchaser, the Company and the Special Committee shall each provide the other and their respective counsel with (i) any written comments or other communications, and shall inform them of any oral comments or other communications, such Person or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 13E-3 filed by it and (ii) a reasonable opportunity to review and comment on any written or oral responses to such comments (to which reasonable and good faith consideration shall be given). Purchaser and the Company each agrees to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 13E-3 filed by it. To the extent reasonably practicable, the Company, the Special Committee and Purchaser and their respective counsel shall each permit the other to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) to the extent relating to the Schedule 13E-3, this Agreement or any of the Contemplated Transactions. If any event relating to any of the Company, Principal or Purchaser occurs, or if the Company or Purchaser becomes aware of any information, that should be disclosed in an amendment or supplement to the Schedule 13E-3, then the Company and Purchaser (on behalf of itself and Principal) shall promptly inform the other of such event or information and shall, in accordance with the procedures set forth in this Section 2.3, prepare and file with the SEC such amendment or supplement as promptly thereafter as practicable.

Section 2.4 Top-Up Option.

(a) The Company hereby grants Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 2.4 following the Acceptance Time (which, for clarity purposes, requires the satisfaction or waiver (subject to the limitations in the proviso in Section 2.1(b)) of the Tender Offer Conditions), to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Class A Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Class A Common Stock that, when added to the number of shares of Class A Common Stock directly or indirectly owned by Purchaser and Sub at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the shares of Class A Common Stock outstanding immediately after the issuance of the Top-Up Option Shares; provided that the Top-Up Option may not be exercised to the extent that the number of Top-Up Option Shares needed to satisfy the ninety percent (90%) threshold exceeds that number of shares of Class A Common Stock authorized and unissued (treating any shares of Class A Common Stock owned by the Company as treasury stock as unissued) and not reserved for issuance at the time of exercise of the Top-Up Option. The Top-Up Option shall be exercisable only once, in whole but not in part. The obligation of the Company to issue and deliver the Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no applicable Law shall be in effect that has the effect of enjoining or otherwise prohibiting the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares.

(b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Option Shares complies with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. If but only if (A) all of the Tender Offer Conditions have been satisfied or waived (subject to the limitations in the proviso in Section 2.1(b)) other than the Threshold Condition, and (B) at the time of the exercise of the Top-Up Option, the Top-Up Option Shares when added to the number of shares Class A Common Stock directly owned by the Purchaser Group, including those Shares of Class A Common Stock validly tendered and not withdrawn in the Offer as of immediately prior to the Expiration Date, would constitute no less than ninety percent (90%) of the number of shares of Class A Common Stock outstanding on such date, then Sub shall be deemed to have exercised the Top-Up Option on the Acceptance Date and the Threshold Condition shall be deemed satisfied as of the Expiration Date. On such Expiration Date, Purchaser or Sub shall give the Company written notice specifying the number of shares of Class A Common Stock owned by the Purchaser Group at the time of such notice (giving effect to Sub’s purchase of Shares in the Offer). The Company shall, as soon as practicable following receipt of such notice on the Acceptance Date, deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”), which shall take place at the location specified in Section 2.8 and be effective as of or immediately after the Acceptance Time, the purchase price owed by Sub to the Company therefor shall be paid to the Company, at Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause “(x)” (the “Promissory Note”). The Promissory Note (i) shall be due on the first (1st) anniversary of the Top-Up Closing, (ii) shall bear simple interest of five percent (5%) per annum, (iii) shall be full recourse to Purchaser and Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Sub a certificate representing the Top-Up Option Shares.

(c) Purchaser and Sub acknowledge that the Top-Up Option Shares that Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Purchaser and Sub hereby represents and warrants to the Company that Sub will be, upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) In any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the Top-Up Option Shares or the Promissory Note. The parties hereto agree that in any appraisal proceeding with respect to the Common Stock, none of them shall assert or cause another party to assert that the number of shares of Common Stock issued and outstanding at the Effective Time for purposes of such proceeding shall include the Top-Up Option Shares.

Section 2.5 Directors.

(a) Effective upon the purchase of, and payment for, Shares by Sub pursuant to the Offer which represent at least such number of Shares as shall satisfy the Minimum Condition and concurrently with the contribution or other transfer of the Excluded Shares and Rollover Shares to Sub, Purchaser shall, subject to compliance with applicable Law and the rules of the NYSE, be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Class A Common Stock beneficially owned by the Purchaser Group bears to the total number of shares of Class A Common Stock then outstanding. After the Acceptance Time, the Company shall, upon Purchaser’s request, use its reasonable best efforts to take all actions necessary to either promptly increase the size of the Board or promptly effect the resignations of such number of its incumbent directors, or both, as is necessary to enable Purchaser’s designees to be so elected or designated to the Board, and shall use its reasonable best efforts to take all actions necessary to cause Purchaser’s designees to be so elected or designated at such time (the date on which the majority of the Company’s directors are designees of Purchaser that have been effectively appointed to the Board in accordance herewith, the “Board Appointment Date”).

(b) In addition, on the Board Appointment Date upon Purchaser’s request, subject to applicable Law and NYSE listing standards, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute a majority of each committee of the Board, other than the Special Committee, which Purchaser agrees may continue in effect through the earlier of the Closing or the termination of this Agreement with no decrease in authority. Notwithstanding anything to the contrary contained in Section 2.5(a), the Company shall use its reasonable best efforts to cause at least three (3) of the members of the Board as of the date hereof who qualify as independent directors for purposes of the continued listing requirements of the NYSE and the SEC rules and regulations (such directors, the “Independent Incumbent Directors”) to remain as members of the Board until the Effective Time. If no Independent Incumbent Directors remain prior to the Effective Time, a majority of the members of the Board shall be entitled, on a non-exclusive basis, to fill such vacancies (provided each such person meets the independence requirements of the rules and regulations of the SEC and NYSE and such director (or directors) shall be deemed to be an Independent Incumbent Director (or Independent Incumbent Directors) for purposes hereof). Except as expressly set forth in this Section 2.5(b) with respect to the Special Committee, the provisions of this Section 2.5 are in addition to and shall not limit any rights that Purchaser or any of its Affiliates may have as a record holder or beneficial owner of shares of Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

(c) The Company’s obligation to appoint designees to the Board pursuant to this Section 2.5 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (“Rule 14f-1”). If requested by Purchaser, the Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 2.5. Without limiting the foregoing, if Purchaser exercises its right to appoint directors under this Section 2.5, and shall have provided the Company with the information required to be transmitted by the Company to the holders of shares of Common Stock pursuant to Rule 14f-1 by no later than twenty-four (24) hours prior to the filing of the Schedule 14D-9 with the SEC, the Company shall include all such information in the Schedule 14D-9. The provisions of Section 5.8 shall apply to such information supplied by Purchaser.

(d) Prior to the Effective Time, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Sub, any waiver of any of the Company’s rights or remedies hereunder, any amendment of this Agreement, any exercise by the Company of any right or remedy hereunder or other action adversely affecting the rights or remedies of the Company or its stockholders (other than the Purchaser Group), including to receive the Offer Price (except as expressly permitted by the terms of this Agreement), will require the approval of the Special Committee, or if the Special Committee no longer exists, the approval of a majority of the Independent Incumbent Directors.

Section 2.6 The Merger.

Subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, the Company and Sub shall consummate the Merger pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL.

Section 2.7 Effective Time.

(a) If the Merger is to be consummated pursuant to Section 2.11, Purchaser shall cause the Sub to execute and file a certificate of ownership and merger (the “Certificate of Ownership and Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL.

(b) In all other cases, Purchaser, Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed by the Company and filed on the Closing Date (or on such other date as Purchaser and the Company (acting through the Special Committee or a majority of the Independent Incumbent Directors) may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger.

(c) The Merger shall become effective at the time at which the Certificate of Merger or the Certificate of Ownership and Merger, as applicable, is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger or the Certificate of Ownership and Merger, as the case may be, and such time is hereinafter referred to as the “Effective Time.”

Section 2.8 Closing.

The consummation of the Merger (the “Closing”) will take place at 9:00 a.m., Pacific Time (or such other time specified in writing by the parties hereto), on a date to be specified by the parties hereto, (a) which in the case of a Merger pursuant to Section 2.11, shall be no later than two (2) Business Days after the Acceptance Time or (b) which in the case of a Merger pursuant to Section 6.7, shall be no later than two (2) Business Days after the satisfaction or waiver of the applicable conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the

Closing), and the Closing shall take place at the offices of Kaye Scholer LLP, 1999 Avenue of the Stars, Los Angeles, California, unless another time, date or place is agreed to in writing by the parties hereto (the date on which the Closing actually takes place being the “Closing Date”).

Section 2.9 Certificate of Incorporation and By-laws of the Surviving Corporation.

At the Effective Time, the Certificate of Incorporation shall be amended and restated in its entirety to read as set forth on Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation. The By-laws, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to conform to the by-laws of Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be Playboy Enterprises, Inc., and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

Section 2.10 Directors and Officers of the Surviving Corporation.

The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 2.11 Short-Form Merger.

Notwithstanding anything to the contrary in Section 6.7, in the event that the members of the Purchaser Group shall own in the aggregate at least ninety percent (90%) of the outstanding shares of Class A Common Stock at or after the Acceptance Time, including after giving effect to the exercise of the Top-Up Option if necessary and applicable, the parties hereto agree to take all necessary and appropriate actions to cause the Sub to promptly become the owner of all such outstanding shares of Class A Common Stock and thereafter to cause the Merger, subject to the satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(c), to become effective as soon as practicable after such ownership threshold is obtained in accordance with Section 253 of the DGCL but in no event later than two (2) Business Days after the Acceptance Time.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Conversion of Capital Stock.

(a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c), the Excluded Shares, the Rollover Shares and

Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or the Company, Purchaser or Sub, be converted into the right to receive the Offer Price in cash (the “Merger Consideration”) without any interest thereon.

(b) Each share of common stock, par value one cent ($0.01) per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser or Sub, be converted into one fully paid and nonassessable share of the common stock, par value one cent ($0.01) per share, of the Surviving Corporation, so that after the Effective Time, Purchaser shall be the holder of all of the issued and outstanding common stock of the Surviving Corporation.

(c) All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by any member of the Purchaser Group (including the Excluded Shares and Rollover Shares) immediately prior to the Effective Time shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, upon the conversion thereof, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them. The Merger Consideration paid upon the surrender for exchange of the Certificates or the Book Entry Shares in accordance with Section 3.2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Common Stock exchanged theretofore and represented by such Certificates or Book-Entry Shares.

(e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates Representing Common Stock; Payments.

(a) At or prior to the Acceptance Time or the Effective Time, as applicable, Purchaser shall deliver or cause to be delivered, in trust, to such bank or trust company that may be designated by the Company and is reasonably satisfactory to Purchaser (the “Paying Agent”), for the benefit of the holders of shares of Common Stock at the Acceptance Time or the Effective Time, as applicable, sufficient funds for timely payment of (i) the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Acceptance Time or the Effective Time, as applicable, (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c)) and (ii) the aggregate Option Consideration in exchange for all Company Options outstanding immediately prior to the Effective Time (such cash amounts under clauses “(i)” and “(ii)” of this Section 3.2(a) being hereinafter referred to as the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 and the Option Consideration contemplated in Section 3.4(a), Purchaser shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payments.

(b) Promptly after the Effective Time (and in any event not later than the second (2nd) Business Day following the Effective Time), the Surviving Corporation shall cause, and Purchaser shall cause the Surviving Corporation to cause, the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Purchaser and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions or as may reasonably be requested by the Paying Agent, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes payable for any non-U.S. holder of Common Stock or any holder of Company Options or Stock Awards, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Purchaser or the Surviving Corporation; provided that any such investments shall be in cash or securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one (1) month from the date of investment. Earnings on the Consideration Fund shall be the sole and exclusive property of Purchaser and the Surviving Corporation and shall be paid to Purchaser or the Surviving Corporation, as Purchaser directs. No investment of the Consideration Fund shall relieve Purchaser, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Purchaser shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Consideration Fund.

(d) At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration with respect to the Common Stock formerly represented thereby pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent, Purchaser, Sub, Surviving Corporation or the Company, or any stockholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Purchaser and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the Contemplated Transactions and any other dispositions of equity securities of the Company in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 3.3 Withholding Rights.

Each of Sub, Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Options or Stock Awards or any non-U.S. holder of Common Stock, such amounts as is required to be deducted or withheld therefrom under the Code, or the rules and regulations promulgated thereunder, or any provision of any other applicable Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.4 Stock Options and Other Equity-Based Awards.

(a) Each option to purchase Common Stock issued by the Company and outstanding at the Effective Time, whether or not vested or exercisable (“Company Option”), shall at the Effective Time be automatically cancelled, and the holder of each such Company Option shall be entitled to receive from the Company (or if the aggregate Option Consideration has been delivered to the Paying Agent as provided in Section 3.2(a), the Consideration Fund) as of the Effective Time or as soon as practical thereafter (but in no event later than five (5) days after the Effective Time), cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option, multiplied by (ii) the number of shares of Common Stock covered by such Company Option (the aggregate amount of such cash, the “Option Consideration”), with such payment to be subject to applicable Tax withholding.

(b) Prior to the Effective Time, the Company shall take all such actions as may be required to cause each restricted stock award and restricted stock unit award, if any, and other equity or equity-based award granted under the Company Equity Plans or any other equity-based compensation plan and outstanding immediately before the Effective Time (each, a “Stock Award”) to fully vest as of immediately prior to the Effective Time with respect to the maximum number of shares subject thereto and such Stock Award shall be cancelled and converted into the right to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock under Section 3.1.

Section 3.5 Shares of Dissenting Stockholders.

(a) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c)) and that are held by holders of such shares who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or loses such appraisal right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares.

(b) The Company will give Purchaser (i) prompt notice of any written demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served on and received by the Company pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the corresponding section of the Company Disclosure Schedule or (b) in or incorporated by reference in the Company SEC Reports filed prior to the date hereof, other than with respect to this clause “(b)”: (x) any disclosures set forth in “Risk Factors” and (y) any disclosures described in “Forward Looking Statements,” the Company represents and warrants to Purchaser and Sub as follows:

Section 4.1 Organization.

Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Purchaser accurate and complete copies of its Organizational Documents, as currently in effect, and is not in violation of any provision of its Organizational Documents.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 7,500,000 shares of Class A Common Stock, of which 4,864,102 shares have been issued and are outstanding as of the date of this Agreement; (ii) 75,000,000 shares of Class B Common Stock, of which 28,883,657 shares have been issued and are outstanding as of the date of this Agreement; and (iii) 10,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement. Other than 381,971 shares of Class B Common Stock, the Company does not hold any shares of its capital stock in its treasury. The Company has reserved 8,785,333 shares of Class B Common Stock for issuance upon the conversion of the Convertible Notes. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Company’s Subsidiaries holds any shares of Common Stock or any rights to acquire shares of Common Stock. None of the outstanding shares of Common Stock is entitled or subject to any preemptive right or any similar right created by the Company except as contemplated by its Organizational Documents. None of the Acquired Corporations is a party to a Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock other than as contemplated by its Organizational Documents and the Support Agreement. Other than with respect to the Convertible Notes, none of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding capital stock of the Company or other equity securities.

(b) As of the date of this Agreement: (i) 3,319,658 shares of Common Stock were subject to issuance pursuant to Company Options granted and outstanding under the Company option plans; (ii) 335,596 Company Stock Awards have been granted or issued and are outstanding, all of which items under clauses “(i)” and “(ii)” have been so granted or issued under the Company option plans. As of the date of this Agreement: (A) 175,302 shares of Common Stock are reserved for future issuance pursuant to the Employee Stock Purchase Plan; and (B) 5,278,207 shares of Common Stock are reserved for future issuance pursuant to stock options not yet granted under the Company option plans. As of January 7, 2011, the Company has made available to Purchaser true and complete lists of all Company Options and Company Restricted Shares granted and then outstanding, and no grants of Company Options and/or Company Restricted Shares have been made after such date prior to the date hereof.

(c) Except (i) as set forth in Section 4.2(c) of the Company Disclosure Schedule, (ii) for the Convertible Notes and (iii) for the Contemplated Transactions, as of

the date hereof there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (C) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All of the shares of Common Stock reserved for issuance upon conversion of the Convertible Notes, when issued in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable.

Section 4.3 Authorization; Validity of Agreement; Company Action.

The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote, if required by applicable Laws, to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Contemplated Transactions, have been duly authorized by the Board. Except for obtaining the approval and adoption of this Agreement by the requisite holders of the outstanding shares of Class A Common Stock, if required by applicable Laws, and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, subject to approval by the requisite holders of the outstanding shares of Class A Common Stock, if applicable, and (assuming due and valid authorization, execution and delivery hereof by Purchaser and Sub), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.4 Consents and Approvals; No Violations.

Except for (a) compliance with the applicable requirements of the HSR Act and any foreign antitrust or competition laws, (b) compliance with the applicable requirements of the Exchange Act, including the filing of Schedule 14D-9 in connection with the Offer and the Information Statement, if applicable, in connection with the Written Consent, (c) compliance with the rules and regulations of the NYSE, (d) the filing of the Certificate of Merger or the Certificate of Ownership and Merger, as applicable, and (e) compliance with any applicable foreign or state securities or “blue sky” laws, and (f) as set forth in Section 4.4 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor, assuming the truth and correctness of Section 5.11 and Section 5.12, the consummation by the Company of the Contemplated Transactions (i) violate any provision of the Organizational Documents (or equivalent organizational documents) (A) of the Company or (B) any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity, except for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, have (A) a Company Material Adverse Effect, or (B) a material adverse effect on the ability of the Company to consummate the Merger.

Section 4.5 SEC Reports; Internal Control.

(a) The Company has filed or furnished, and will file or furnish, all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2008 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) complied, or in the case of Company SEC Reports to be filed after the date hereof, will comply, in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain, or in the case of Company SEC Reports to be filed after the date hereof, will not contain, any untrue statement of a material fact or omitted, or in the case of Company SEC Reports to be filed after the date hereof, will not omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes, where applicable) of the Company included in the Company SEC Reports was prepared, or in the case of Company SEC Reports to be filed after the date hereof, will be prepared, in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or in the case of Company SEC Reports to be filed after the date hereof, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective.

(c) The Company is not a party to or bound by (and since January 1, 2009, the Company has not been a party to or bound by) any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K promulgated by the SEC).

Section 4.6 No Undisclosed Liabilities.

Except for (a) liabilities and obligations incurred in the ordinary course of business and consistent with past practices since September 30, 2010, (b) liabilities and obligations disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or notes thereto) included in the Company SEC Reports, (c) liabilities and obligations arising in connection with the Contemplated Transactions or for performance of obligations under the terms of existing Contracts or applicable Law, (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect, (e) as set forth in Section 4.6 of the Company Disclosure Schedule and (f) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, as of the date hereof, neither the Company nor any of its Subsidiaries has, or is responsible for performing or discharging, any accrued, contingent or other liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports) whether due or to become due, either matured or unmatured. To the knowledge of the Company, and other than with respect to the Contemplated Transactions, the Company has not taken any action and has not received any written notice regarding the trading in its stock that would give rise to any Fundamental Change Repurchase Right (as such term is defined in the Convertible Notes) under the Convertible Notes.

Section 4.7 Absence of Certain Changes.

Except as contemplated or required by this Agreement or as set forth in Section 4.7 of the Company Disclosure Schedule, since September 30, 2010 through the date hereof, the business of the Acquired Corporations has been carried on and conducted in the ordinary course of business consistent with past practices, and there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Employee Benefit Plans; ERISA.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth a list of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is party, whether written or oral, for the benefit of any employee of the Company or any of its Subsidiaries (the “Benefit Plans”).

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Benefit Plan complies in both form and operation with the requirements of all applicable Laws, including ERISA and the Code, and has been operated and administered in accordance with its terms.

(c) Each Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to be tax-exempt under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the United States Internal Revenue Service (the “IRS”) with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable treasury regulations of the Code or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.

(d) Except as set forth in Section 4.8(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, contributes to or supports (i) a “multiemployer plan” within the meaning of section 3(37) of ERISA, (ii) a Benefit Plan subject to Title IV of ERISA, (iii) a plan subject to the minimum funding standards of sections 412 and 430 of the Code or section 302 of ERISA, or (iv) a plan that provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director.

(e) To the knowledge of the Company, there are no material unresolved claims or disputes under the terms of, or in connection with, any Benefit Plan (other than routine claims for benefits), and, as of the date hereof, no action, legal or otherwise, has been commenced with respect to any such material claim, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) Except as set forth in Section 4.8(f) of the Company Disclosure Schedule, except as contemplated by Section 3.4 and except for arrangements made or to be made by Purchaser, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any

Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits in each case under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, or (iii) trigger any obligation to fund any Benefit Plan.

(g) Except as set forth in Section 4.8(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any Contracts providing any indemnity or gross-up obligation for any Taxes or penalties imposed under sections 4999 or 409A of the Code.

Section 4.9 Litigation; Orders.

(a) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule there is no pending Legal Proceeding or, to the knowledge of the Company, any threatened Legal Proceeding or any pending investigation by a Governmental Entity: (i) that, except as would not, individually, or in the aggregate, have a Company Material Adverse Effect, involves: (A) any of the Acquired Corporations; (B) any business or securities of any of the Acquired Corporations; or (C) any of the assets owned, leased or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions, except in each case for Legal Proceedings as would not, individually or in the aggregate have a Company Material Adverse Effect. To the knowledge of the Company as of the date hereof, no event has occurred, and no claim, dispute or other condition or circumstance exists, that the Company believes in good faith will lead to the commencement by a Governmental Entity of any Legal Proceeding or investigation that involves any of the businesses of any of the Acquired Corporations except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject, except for such Orders as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.10 Compliance with Law; Permits.

Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has since January 1, 2009 been in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties. Each of the Company and its Subsidiaries has all necessary licenses, authorizations, consents and permits required under any applicable Law in order to conduct its respective business as currently conducted, except where the failure to have such Permits would not, individually or in the aggregate, have a Company Material Adverse Effect; and the Company has not received any notice of any proceedings relating to revocation or modification of any such necessary licenses, authorizations, consents and permits, except where such revocation or modification would not, individually or in the aggregate, have a Company Material Adverse Effect. Notwithstanding the foregoing, this

Section 4.10 shall not apply to employee benefit plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.8, Section 4.11, Section 4.14, and Section 4.15, respectively.

Section 4.11 Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns other than such Taxes that are being contested in good faith by the Company or its Subsidiaries.

(b) To the knowledge of the Company, there are no material ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries.

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes other than any agreements between the Company or its Subsidiaries.

(e) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except for Permitted Liens.

Section 4.12 Contracts.

(a) Section 4.12(a) of the Company Disclosure Schedule identifies each Company Contract that was not made available to Purchaser or Sub or filed as an exhibit to a Company SEC Report, except for Company Contracts where the Acquired Corporations taken as a whole do not have or will not in the future have, any material rights or material obligations thereunder with respect to the periods after the date hereof. Each Company Contract that was made available to Purchaser or Sub in the Electronic Data Room or filed as an exhibit to a Company SEC Report is an accurate and complete copy thereof in all material respects.

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Contract where such breach or default has, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Contract is in breach of or default under the terms of any Company Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as does not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except as enforceability may be limited by the Enforceability Exceptions.

(c) Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof, no Acquired Corporation has received notice in writing that any party to a Company Contract which is currently doing business with any Acquired Corporation intends to terminate or materially limit or restrict its relationship with the Acquired Corporations which relationship is material to the business of the Acquired Corporations taken as a whole or to the Company’s Entertainment Group.

Section 4.13 Intellectual Property.

(a) The Company or its Subsidiaries own or possess all necessary or required licenses or other necessary or required rights to use in the manner currently used, all patents, patent rights, trademarks (including common law trademark rights in protectable program titles and other protectable elements), trademark rights, trade names, trade name rights, copyrights, domain names, service marks, service mark rights, applications to register, registrations for, and extension and reissues of, any of the foregoing, know-how and proprietary rights and information (the “Intellectual Property”) used in connection with the business of the Company and its Subsidiaries which is material for the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, except as is disclosed on Section 4.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received, in the two (2) years prior to the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property material to the Acquired Corporations taken as a whole.

(b) To the knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date hereof, (i) no third party is infringing on a proprietary right in any Company Intellectual Property and (ii) the use of the Company Intellectual Property in connection with it and its Subsidiaries’ businesses as currently conducted does not infringe upon, misappropriate, violate or conflict in any material respect any Intellectual Property of any Person.

(c) The Company and its Subsidiaries have taken what the Company believes are reasonable steps to protect and preserve the confidentiality of all trade secrets and any other confidential information included in the Company Intellectual Property.

(d) The Company has made available to Purchaser complete and accurate copies of Company Intellectual Property Agreements (other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized in any material respect by a third party for the Company or any of its Subsidiaries). As of the date hereof to the knowledge of the Company, neither the Company nor its Subsidiaries has given or received any written notice of default or of any event which with the lapse of time would constitute a default under any Company Intellectual Property Agreement except for such notices, defaults or events as would not, individually or in the aggregate, have a Company Material Adverse Effect. The consummation of the Contemplated Transactions will not result in the loss or impairment of any material rights of any of the Acquired Corporations under any material Company Intellectual Property Agreements which would, either individually or in the aggregate, have a Company Material Adverse Effect.

(e) Notwithstanding anything to the contrary in this Section 4.13: (i) all registered trademarks and pending applications for trademarks with the United States Patent and Trademark Office or any other country’s trademark office, of the Company and each of its Subsidiaries are currently in compliance in all material respects with all filing and fee requirements of the applicable registration office; (ii) to the knowledge of the Company, no trademark of any of the Acquired Corporations is currently involved in any opposition, infringement, dilution, unfair competition, cancellation or other proceeding, and no such action is currently threatened with respect to any trademarks of any of the Acquired Corporations; and (iii) to the knowledge of the Company, no trademark of any of the Acquired Corporations is currently alleged to infringe, misappropriate or otherwise violate any trade name, trademark, service mark or other right of any other Person, and no trademark of any of the Acquired Corporations is currently infringed, misappropriated or otherwise violated; provided that the foregoing representation shall only apply to trademarks that (a) are the subject of any of the Company Intellectual Property Agreements and are material to such agreement or (b) the lack of existence, compliance or ownership of which would have a Company Material Adverse Effect. To its knowledge, the Company has made available to the Purchaser a true and complete list of all material registered trademarks of the Acquired Corporations.

Section 4.14 Environmental.

(a) Each of the Company and its Subsidiaries is in compliance with all Environmental Laws, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of material permits and other Governmental Authorizations required for their current operations under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.

(b) Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary that would, individually or in the aggregate, have a Company Material Adverse Effect.

(c) No Acquired Corporation has ever Released any Hazardous Materials except for any Release that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.15 Labor Matters.

(a) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages or slowdowns involving Company Employees, except for any such strikes, lockouts, work stoppages or slowdowns that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

(c) As of the date hereof, there is no lawsuit, unfair labor practice charge, complaint, wage and hour audit, investigation, labor arbitration or similar proceeding pending nor, to the knowledge of the Company, threatened against the Company or its Subsidiaries, relating to any employment related matter involving any Company Employee, former Company Employee, or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, breach of contract or the implied covenant of good faith and fair dealing, fraud, improper classification and compensation of independent contractors and employees pursuant to the Fair Labor Standards Act and similar state laws, state labor code violations, unfair labor practices, or other alleged violations of Law, except for any such charge, lawsuit, unfair labor charge, violation, complaint, wage and hour audit, investigation, labor arbitration or similar proceeding that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, employment discrimination, equal opportunity and labor relations except for noncompliance that would not individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.16 Insurance.

The Company has made available to Purchaser complete and accurate copies of all current insurance policies relating to the business, assets or operations of any of the Acquired Corporations. To the knowledge of the Company, each of such insurance policies and arrangements is in full force and effect as of the date hereof. None of the Acquired Corporations maintain any self-insurance programs (it being agreed and understood that a retention or deductible is not an insurance program). To the knowledge of the Company, the Company has not received any written notice regarding: (a) cancellation or invalidation of any insurance policy (in each case other than customary reservation of rights); (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy, except for such cancellations, invalidations, refusals, rejections and adjustments which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.17 Real Property.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material real properties owned by the Company or a Subsidiary of the Company (the “Company Owned Real Property”). The Company or a Subsidiary of the Company has good and marketable title to the Company Owned Real Property, free and clear of any Liens other than Permitted Liens. With respect to each parcel of Company Owned Real Property, except as would not, individually or in the aggregate, materially and adversely impair the current uses or occupancy by the Company or a Subsidiary of the Company of the Company Owned Real Property (i) neither the Company nor any Subsidiary of the Company has leased or otherwise granted to anyone the right to use or occupy such parcel of Company Owned Real Property or any portion thereof (other than to Mr. Hefner), (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of Company Owned Real Property or any portion thereof or interest therein, (iii) all buildings, structures, fixtures, improvements and equipment on the Company Owned Real Property are located entirely within the boundary lines of such Company Owned Real Property, are supplied with utilities and are substantially in operating condition and, taken as a whole, sufficient for the operation of the Company’s or a Subsidiary’s business as currently conducted thereat and, (iv) to the knowledge of the Company, there is no condemnation or other proceeding in eminent domain pending or threatened, affecting any parcel of Company Owned Real Property.

(b) Section 4.17(b) of the Company Disclosure Schedule sets forth a correct and complete list of each leasehold interest held by the Company or a Subsidiary of the Company in any real property used or occupied in connection with the businesses of the Company or a Subsidiary of the Company that is material to the business and operations of the Company and its Subsidiaries, taken as a whole (the “Company Leased Real Property”). Each of the leases (the “Company Leases”) under which the Company or any Subsidiary of the Company holds any Company Leased Real Property is to the knowledge of the Company in full force and effect and constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company except that

(i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company is in default under any Company Lease, nor has any notice of default been received by the Company or any of its Subsidiaries, except for any such default or notice of default that has not had a Company Material Adverse Effect.

(c) To the knowledge of the Company, the current use and operation of the Company Real Property is authorized by, and is in compliance with, all applicable zoning, land use, building, fire, health, labor, safety and other Laws, except for such failure to be in compliance which would not have a Company Material Adverse Effect. To the knowledge of the Company, there is no Legal Proceeding pending or threatened that challenges or adversely affects the continuation of the current ownership, use or operation of any Company Real Property except for any Legal Proceeding which would not have a Company Material Adverse Effect.

Section 4.18 Title to Assets.

One or more of the Acquired Corporations owns, and has good and marketable title to, all personal property reflected on the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (except for assets sold or otherwise disposed of in the ordinary course of business and consistent with past practices since the date of such balance sheet and except where failure to have good and marketable title in such personal property would not have a material adverse effect on the ownership rights of one or more Acquired Corporations and such ownership right is material to the Acquired Corporations taken as a whole). All of said assets are owned by the Acquired Corporations free and clear of any Liens, except for Permitted Liens. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all non-real property assets reflected as leased on the balance sheet referenced above, except where failure to have a valid leasehold interest would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of clarification, this Section 4.18 does not apply to Company Owned Real Property, which is exclusively the subject of Section 4.17, or Intellectual Property, which is exclusively the subject of Section 4.13.

Section 4.19 Transactions with Affiliates.

Except as set forth in (i) the Company SEC Reports filed with the SEC prior to the date of this Agreement and (ii) Section 4.19 of the Company Disclosure Statement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, there have been no transactions, contracts, agreements or understandings between the Company or any of the Company’s Subsidiaries, on the one hand, and any Affiliate of the Company (other than Principal or his Affiliates), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.20 Offer Documents; Information Statement.

None of the information supplied in writing by the Company specifically for inclusion in (or incorporated by reference in) (i) the Offer Documents, the Schedule 13E-3 and the Schedule 14D-9 will, at the date each such document is filed with the SEC or at the date each such document is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Information Statement, if applicable, will, at the date the Information Statement is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by or on behalf of Purchaser or Sub, including as to Principal, expressly for inclusion or incorporation by reference therein.

Section 4.21 Brokers or Finders.

No investment banker, broker, finder, consultant or intermediary other than Raine Securities LLC (“Raine”) and Lazard Fréres & Co. (“Lazard” and together with Raine, the “Financial Advisors”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Purchaser accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisors. Other than the payments of the fees and expenses specified therein for the transaction contemplated by this Agreement, and the indemnification obligations specified therein, no fees, commissions or other amounts are or could become due under such agreements.

Section 4.22 Opinion of Financial Advisor.

The Special Committee has received the opinion of Raine as of January 9, 2011, to the effect that, as of such date, and based upon and subject to the matters set forth in the opinion, the consideration to be received by the holders of the Public Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such stockholders. A complete copy of the foregoing written opinion will be made available to Purchaser as soon as practicable after the date of this Agreement; it being agreed that such opinion may not be relied upon by Purchaser, Sub or any of their respective affiliates and shall be for information purposes only.

Section 4.23 Takeover Statutes.

Assuming the accuracy of the representations in Section 5.11 and Section 5.12, the Board has taken all such actions and votes as are necessary to render the restrictions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law, including the restrictions on “business combinations” set forth in Section 203 of the DGCL (collectively, “Takeover Statutes”), inapplicable to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement or the Support Agreement.

Section 4.24 No Other Representations.

Except for the representations and warranties contained in this Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied, with respect to the Company or any Subsidiary or Affiliate thereof or with respect to any other information provided to Purchaser, Sub or any of their respective Affiliates or Representatives in connection with the Contemplated Transactions, including the accuracy, completeness or currency thereof. Except for the representations and warranties set forth in this Article IV, which are made only by the Company, none of the Company, any Company Related Party nor any other Person makes any representation or warranty to Purchaser, Sub or any other Person, including as to any information, documents, projections, forecasts of other material provided or made available to Purchaser or Sub, any of their Representatives or any other Person in the Electronic Data Room, management presentations or otherwise, in connection with or with respect to the Contemplated Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

AND SUB

Except as disclosed in the Purchaser Disclosure Schedule, Purchaser and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization.

Each of Purchaser and Sub is a limited partnership or other legal entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Each of Purchaser and Sub is duly qualified or licensed to do business and in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Purchaser has made available to the Company accurate and complete copies of the certificate of incorporation and bylaws or other equivalent organizational documents of Purchaser and Sub, as currently in effect, and neither Purchaser nor Sub is in violation of any provision of its certificate of incorporation or bylaws or other equivalent organizational documents.

Section 5.2 Authorization; Validity of Agreement; Necessary Action.

Each of Purchaser and Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by Purchaser and Sub of this Agreement, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of Purchaser and Sub, subject to (i) the adoption of this Agreement, immediately following its execution by Purchaser in its capacity as the sole stockholder of Sub (which will be so adopted), or (ii) if applicable, the approval by Purchaser in its capacity as the sole stockholder of Sub (which will be so approved, if applicable) of the Merger if effected pursuant to Section 253 of the DGCL, such approval to occur immediately following the approval of the Merger by Sub as the holder of at least 90% of the shares of Class A Common Stock, and no other action on the part of Purchaser or Sub is necessary to adopt this Agreement or to authorize the execution and delivery by Purchaser and Sub of this Agreement and the consummation by them of the Contemplated Transactions. This Agreement has been duly executed and delivered by Purchaser and Sub, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Purchaser and Sub, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3 Consents and Approvals; No Violations.

Except for (a) compliance with the applicable requirements of the HSR Act and any foreign antitrust or competition laws, (b) compliance with the applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger or the Certificate of Ownership and Merger, as applicable, and (d) compliance with any applicable foreign or state securities or “blue sky” laws, neither the execution, delivery or performance of this Agreement by Purchaser and Sub nor the consummation by Purchaser and Sub of the Contemplated Transactions will (i) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational document) of Purchaser or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Purchaser, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Purchaser or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses “(ii)”, “(iii)” and “(iv)” for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have a Purchaser Material Adverse Effect.

Section 5.4 Absence of Certain Changes.

Except as contemplated or required by this Agreement, since December 23, 2010 through the date hereof, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5 Litigation.

As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Purchaser or Sub, threatened, that would, individually or in the aggregate, have a Purchaser Material Adverse Effect that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

Section 5.6 Compliance with Law.

Except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, neither Purchaser nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Purchaser or any of its Subsidiaries or any of their respective assets and properties.

Section 5.7 Sub’s Operations.

Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Contemplated Transactions.

Section 5.8 Information Supplied.

None of the information supplied in writing by Purchaser, Principal or Sub specifically for inclusion in (or incorporated by reference in) (i) the Offer Documents, the Schedule 13E-3 and the Schedule 14D-9 will, at the date each such document is filed with the SEC or at the date each such document is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Information Statement, if applicable, will, at the date the Information Statement is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.9 Brokers or Finders.

No investment banker, broker, finder, consultant or intermediary other than Moelis & Co., the fees and expenses of which will be paid by one or more members of the Purchaser Group, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser or any of its Subsidiaries.

Section 5.10 Sufficient Funds.

Section 5.10 of the Purchaser Disclosure Schedule sets forth as of the date hereof a complete and accurate copy of (a) the executed commitment letter (the “Equity Commitment Letter”) from the investor named therein (the “Investor”), pursuant to which Investor has committed to invest the amount set forth therein (the “Equity Financing”), (b) the executed commitment letter (the “Debt Commitment Letter”) from the lender named therein (the “Lender”) pursuant to which the Lender has agreed to lend the amounts set forth therein (the “Debt Financing”, and together with the Equity Financing, the “Financing”), (c) the executed Contribution Agreement and (d) the executed Rollover Agreement. Subject to the terms and conditions of the Debt Commitment Letter and this Agreement, the aggregate proceeds of the Financing together with Purchaser’s cash on hand (as of the date hereof, as of the Acceptance Date and as of the Closing Date) as of the Closing will be sufficient to fully fund all of Purchaser’s and Sub’s obligations under this Agreement, including payment of the aggregate Offer Price, the Merger Consideration, the Option Consideration, the repurchase of the Convertible Notes in accordance with a “Fundamental Change” offer to be made pursuant to the terms of the Indenture (assuming all holders of Convertible Notes accept such offer) and the payment of all fees and expenses related to the Contemplated Transactions and which are due at the Closing. There are no (i) conditions precedent to the obligation of Investor to fund the Equity Financing, (ii) conditions precedent to the obligations of the Contributing Stockholders to contribute their Excluded Shares to Sub prior to the Effective Time, (iii) conditions precedent to the obligations of the stockholders under the Rollover Agreements to transfer their Rollover Shares to Sub prior to the Effective Time, or (iv) material or substantive conditions precedent to the obligation of the Lender to fund the Debt Financing, in each case other than as stated in the Equity Commitment Letter, the Debt Commitment Letter, the Contribution Agreement and the Rollover Agreements, as applicable. There are no other agreements, side letters or arrangements that would permit Investor or the Lender to reduce the amount of the Equity Financing or the Debt Financing, respectively, or that could otherwise affect the availability of the Equity Financing or the Debt Financing or that could prevent or delay the transactions contemplated by the Contribution Agreement or the Rollover Agreements. The Equity Commitment Letter has been duly executed and delivered by, and is a valid and binding obligation of, Purchaser and Investor, subject to the Enforceability Exceptions. The Debt Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, Purchaser and the Lender, subject to the Enforceability Exceptions. The Contribution Agreement has been duly executed and delivered by, and is a valid and binding obligation of, Purchaser and the Contributing Stockholders as well as their respective heirs, beneficiaries, devises, legatees and others claiming any right or interest through such stockholder. The Rollover Agreements have been duly executed and delivered by, and are a valid and binding obligation of, Purchaser and the stockholders named therein as well as their respective heirs, beneficiaries, devises, legatees and others claiming any right or interest through such stockholder. As of the date hereof, the Equity Commitment Letter, the Debt Commitment Letter, the Contribution Agreement and each Rollover Agreement are in full force and effect and none of the foregoing has been withdrawn or terminated or otherwise amended or modified in any respect. The terms of the Contribution Agreement shall not be amended, modified or waived after the date hereof in a manner that would reasonably be expected to change, delay or prevent the contributions thereunder immediately prior to the Acceptance Time or the Closing, as applicable, or delay or prevent the Closing. The Equity Commitment Letter does not violate the fund documents of the applicable Investor and such Investor has the ability to make capital calls sufficient to satisfy its obligations under the Equity Commitment Letter. The terms of the Rollover Agreements shall not be amended, modified or waived after the date hereof in a manner that would reasonably be expected to change, delay or prevent the transfers thereunder immediately prior to the Acceptance Time or the Closing, as applicable, or delay or prevent the Closing. All commitment and other fees required to be paid under the Equity Commitment Letter or the Debt Commitment Letter on or prior to the date hereof have been paid and, as of the date hereof, to the knowledge of Purchaser, there is no fact or occurrence existing that would make any of the statements (including assumptions) set forth in the Equity Commitment Letter, the Debt Commitment Letter, the Contribution Agreement or the Rollover Agreements inaccurate or which could, with or without notice, lapse of time or both, constitute a default or breach on the part of Purchaser, Investor, Lender or Sub or any other member of the Purchaser Group of any term thereunder. Concurrently with the execution of this Agreement, Purchaser and Sub have caused to be delivered to the Company a guarantee in the form attached hereto as Exhibit B (the “Guarantee”), pursuant to which Rizvi Opportunistic Equity Fund, L.P., Rizvi Opportunistic Equity Fund I-B, L.P., Rizvi Opportunistic Equity Fund (TI), L.P., Rizvi Opportunistic Equity Fund I-B (TI), L.P., and Rizvi Traverse Partners LLC and Rizvi Opportunistic Equity Fund II, L.P. (collectively, the “Guarantors”) are obligated, on the terms and subject to the conditions specified therein, with respect to the prompt and complete payment of Purchaser’s payment obligations under Section 8.2(c) and Section 8.2(f). The Guarantee has been duly authorized, executed and delivered by, and is a legal, valid and binding obligation of, the Guarantors, subject to the Enforceability Exceptions, and is in full force and effect. All commitment and other fees required to be paid under the Guarantee on or prior to the date hereof have been paid and, as of the date hereof, to the knowledge of Purchaser, there is no fact or occurrence existing that would make any of the statements (including assumptions) set forth in the Guarantee inaccurate or which could, with or without notice, lapse of time or both, constitute a default or breach on the part of Purchaser, any Guarantor or Sub or any other member of the Purchaser Group of any term thereunder.

Section 5.11 Share Ownership.

None of Purchaser, Sub or any of their respective Affiliates owns or has owned or beneficially owns or has owned any Common Stock other than, in the case of Principal, those owned by Principal whose ownership is properly and fully set forth in the Company’s information statement filed with the SEC on April 9, 2010.

Section 5.12 Interested Stockholder.

Purchaser has complied with the terms of the Confidentiality Agreement and the terms of the letter agreement dated November 4, 2010 sent by the Special Committee on behalf of the Company to Rizvi Traverse Management LLC and accepted and agreed to by Rizvi Traverse Management LLC.

Section 5.13 Absences of Arrangements with Management.

Other than this Agreement, the Contribution Agreement, the Rollover Agreements or as set forth on Section 5.13 of the Purchaser Disclosure Schedule, as of the date hereof, there are no Contracts, between Purchaser or Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board or Principal, on the other hand, relating to the Contemplated Transactions or the operations of the Company after the Effective Time.

Section 5.14 Solvency.

None of Purchaser, Sub nor any of the Guarantors is entering into the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the date hereof, Purchaser’s and Sub’s sole asset is cash in a de minimis amount (less than $1,000) and their sole liabilities are those incidental to its formation or relating to the Contemplated Transactions. Assuming (i) that the Company is Solvent immediately prior to the Effective Time (and for the avoidance of doubt, before giving effect to the incurrence of the Debt Financing and the consummation of the Contemplated Transactions and such Debt Financing), (ii) the accuracy of the representations and warranties of the Company set forth in Article IV in all material respects and (iii) any material estimates, projections, or forecasts of the Company (related to the base case assumptions) upon which Purchaser relied have been prepared in good faith based upon material assumptions believed in good faith by the Company’s Chief Financial Officer to be reasonable at the time (it being understood that the Company had and has no obligation to update such assumptions or the facts underlying such assumptions, even if such facts or assumptions have changed from the time such assumptions were made), at the Effective Time each of Purchaser and the Surviving Corporation will, after giving effect to all of the Contemplated Transactions including the Equity Financing, the repayment, repurchase or refinancing of the Convertible Notes and any other debt that may be contemplated in the Debt Commitment Letter, the payment of all other amounts required to be paid in connection with the consummation of the Contemplated Transactions and the payment of all related fees and expenses, be Solvent at and immediately after the Effective Time. As used in this Section 5.14, the term “Solvent” means, with respect to a particular date, that on such date, in each case on a consolidated basis (a) the sum of the assets, at a fair valuation, of Purchaser and Sub or the Company, as applicable, and, after the Merger, Purchaser and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Purchaser and Sub or the Company, as applicable, and, after the Merger, Purchaser and the Surviving Corporation and its Subsidiaries have not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) each of Purchaser and Sub or the Company, as applicable, and, after the Merger, Purchaser and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.14, “debt” means any liability on a claim, and “claim” means any (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.15 Investigation by Purchaser and Sub.

Each of Purchaser and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. Purchaser and Sub acknowledge that they and their Representatives (a) have received access to (i) such books and records, facilities, equipment, contracts and other assets of the Company which they and their Representatives have requested to review and (ii) the Electronic Data Room, and (b) have had opportunities to meet with the management of the Company and to discuss the business and assets of the Company. In entering into this Agreement, each of Purchaser and Sub has relied solely upon its own investigation and analysis and on the Company’s representations and warranties set forth in Article IV, and each of Purchaser and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Acquired Corporations, Company Related Parties or any of their respective Representatives or any other Person makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information made available to Purchaser or Sub or any of their Representatives or any other Person. Without limiting the generality of the foregoing, none of the Acquired Corporations, Company Related Parties or any of their respective Representatives or any other Person has made a representation or warranty to Purchaser or Sub, any of their Representatives or any other Person with respect to (y) any projections, estimates, forecasts or budgets for the Company or its Subsidiaries (individually or in the aggregate) or (z) any other material, documents, data, presentations, or information relating to the Company or its Subsidiaries made available to each of Purchaser or Sub or their Representatives, including in the Electronic Data Room, except (in the case of this subclause “(z)”) as to information expressly covered by a representation or warranty set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company.

During the period from the date of this Agreement through the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (i) as may be required by Law, (ii) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as required by this Agreement or (iv) as set forth in the other schedules referenced in Section 6.1 below, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and in compliance in all material respects with all applicable Laws and the requirements of all Company Material Contracts, and the Company shall use commercially reasonable efforts to cause each of the Acquired Corporations to (A) preserve intact its current business organization, (B) preserve its relationships and goodwill with its customers, suppliers and others having significant business dealings with it, (C) keep available the services of its current officers and other key employees (in each case other than Principal and any of his Representatives). Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as required by this Agreement or (z) as set forth in the other schedules referenced in Section 6.1 below, during the Pre-Closing Period, neither the Company nor any of its Subsidiaries will:

(a) except for Common Stock to be issued or delivered pursuant to the Company Options and Convertible Notes outstanding on the date hereof or pursuant to the Company’s Benefit Plans and for the Top-Up Option Shares, issue, deliver, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition, pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its

Subsidiaries, or (ii) any other equity securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(b) except pursuant to the Company’s Benefit Plans, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of Common Stock or other equity securities of any of the Acquired Corporations;

(c) split, combine, subdivide or reclassify any Common Stock or declare, accrue, set aside for payment or pay any dividend in respect of any Common Stock or otherwise make any payments to stockholders of the Company in their capacity as such, except for dividends by a wholly owned Subsidiary of the Company;

(d) acquire, sell, lease, license or dispose of any assets or rights other than in the ordinary course of business (except as set forth in Schedule 6.1(d));

(e) (i) incur, issue or assume any indebtedness for borrowed money or guarantee thereof or otherwise become liable for any indebtedness for borrowed money, including increasing the indebtedness for borrowed money under Contracts in existence as of the date hereof (other than due to scheduled interest accruals and fees set forth in such Contracts); (ii) make any loans, advances (other than expense advances made to directors or officers or other employees in the ordinary course of business) or capital contributions to, or investments in, any other Person; in each case other than to the Company or any wholly owned Subsidiary of the Company; (iii) borrow any money or incur any indebtedness under the Existing Credit Agreement such that the total principal amount thereunder (including letters of credit outstanding on the date hereof) exceeds $1 million in the aggregate or (iv) sell, transfer or hypothecate any accounts receivable;

(f) establish, adopt, enter into or amend any Benefit Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees; in each case except (i) as required by any existing Benefit Plan or existing Company Employee Agreement, (ii) for reimbursement of expenses in the ordinary course of business, (iii) for the payment of bonuses the amount of which when added to the sum of the amount of all other bonuses paid or committed to be paid after the date hereof (other than bonuses paid or committed to be paid in the amount set forth on Schedule 6.1(f)) does not exceed $250,000 in the aggregate, and (iv) Company Employee Agreements entered into to replace an existing Company Employee or consultant with an obligation for a Severance Payment that does not exceed the maximum obligation for a Severance Payment to the employee or consultant that was replaced by more than $25,000 individually and which does not materially expand the conditions upon which Severance Payments may be paid; provided that the foregoing exception does not include Severance Payments to the extent that the aggregate increase in maximum Severance Payments exceeds $250,000;

(g) (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Company Material Contract or that would be a Company Lease, except for license agreements in the ordinary course of business consistent with past practice, and except for other Contracts which do not cause the Acquired Corporations to incur more than $250,000 in any twelve (12) month period; (ii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would require the consent of any party thereto (other than any Acquired Corporation) in connection with the Contemplated Transactions unless the termination of such Contract or the failure to obtain such consent would not result in material liabilities to the Acquired Corporations taken as a whole; (iii) modify, amend, terminate or waive any material rights under any Company Material Contract or Company Lease, except as would not result in a loss or deferral of revenue to the Acquired Corporations of more than $250,000 in the aggregate; or (iv) modify, amend, terminate or waive any material rights under the Support Agreement; provided that the terms of clause “(i)” and “(iii)” of this Section 6.1(g) shall not apply to any Contract (even if it would constitute a Company Material Contract) if the terms of any of Section 6.1(a) through and including Section 6.1(s) specifically permit the Company to undertake such action;

(h) change any of the accounting methods used by an Acquired Corporation unless required by GAAP;

(i) (i) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company option plans or any provision of any Contract evidencing any outstanding stock option, Stock Awards, or any restricted stock agreement, or (ii) otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, except in the case of clauses “(i)” and “(ii)” as contemplated by this Agreement or as required under any existing Benefit Plan or Contract;

(j) amend or permit the adoption of any amendment to the Organizational Documents or to the charter or other organizational documents of any of the other Acquired Corporations, or form any Subsidiary;

(k) (i) acquire any equity interest or other interest in any other Entity (other than the formation of wholly owned subsidiaries by an Acquired Corporation in the ordinary course of business); or (ii) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares of stock, division or subdivision of shares, consolidation of shares or similar transaction;

(l) make or commit to any capital expenditure (except that the Acquired Corporations may make or commit to any capital expenditure that when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period does not exceed $750,000 in the aggregate);

(m) make any pledge of any of its material assets or permit any of its material assets to become subject to any Liens, except for Permitted Liens;

(n) (i) hire any employee (or full time consultant) with an annual base salary in excess of $150,000, or hire any employee or such consultant with an annual base salary that when added to the annual base salary of all other employees and such consultants hired after the date of this Agreement exceeds $250,000 in the aggregate; provided that, this clause “(i)” shall not apply to (x) the replacement of an existing employee or consultant at an annual base salary that does not exceed by more than $25,000 the annual base salary of the existing employee or consultant being replaced or result in an aggregate increase of more than $250,000 for all replacement persons in the aggregate during the Pre-Closing Period or (y) as set forth on Schedule 6.1(n); or (ii) except following consultation with Purchaser, promote any employee to be an officer or member of senior management or change any employee’s title to that of an officer or member of senior management;

(o) except as set forth on Schedule 6.1(o), enter into, amend, waive or modify any Contract with any Company Employee (or full time consultant) that would increase such person’s annual base salary by $25,000 or more, or any amount that when added to other such increases given during the Pre-Closing Period would exceed $250,000 in the aggregate;

(p) except in the ordinary course of business, do any of the following if doing so would have a material adverse effect on the Acquired Corporations taken as a whole: make, change or revoke any election in respect of Taxes, file any amended Tax Return, adopt or change any material accounting method or period in respect of Taxes;

(q) commence any Legal Proceeding other than in the ordinary course of business and consistent with past practices and other than as set forth on Schedule 6.1(q);

(r) settle any material Legal Proceeding or other material claim other than in the ordinary course of business and consistent with past practices and other than as set forth on Schedule 6.1(r); or

(s) enter into, amend or terminate any Contract to do any of the foregoing.

For purposes of this Agreement, “Company Material Contract” means any Contract that requires the payment or delivery of cash or other consideration by or to the Acquired Corporations in an amount or having a value in excess of $250,000 in any twelve (12) month period that commences after the date hereof, or requires the performance of services by the Acquired Corporations having a value in excess of $250,000 in any twelve (12) month period that commences after the date hereof.

Section 6.2 Access to Information.

Subject to any restriction under Law, upon reasonable notice, the Company shall (and shall cause the respective Representatives and employees of the Acquired Corporations (other than Principal and Board members who are members of the Purchaser Group) to): (a) provide Representatives and employees of Purchaser reasonable access, in a manner not disruptive to the operations of the business of the Acquired Corporations, during normal business hours and upon reasonable notice during the Pre-Closing Period, to the properties, books, records, Tax Returns and other documents and information of the Acquired Corporations and to the Acquired Corporations’ officers and employees (other than Principal and any of his Representatives; and (b) furnish promptly to such Representatives and employees all information concerning the business, properties and personnel of the Acquired Corporations as may reasonably be requested. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Purchaser with, to the extent not limited by Law, copies of: (i) all material operating and financial reports prepared by the Acquired Corporations for the Company’s officers, including, if applicable, copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; (ii) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business) sent by or on behalf of any of the Acquired Corporations to any party to any Company Material Contract or sent to any of the Acquired Corporations by any party to any Company Material Contract; (iii) any notice, report or other document filed with or sent to any Governmental Entity on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions; and (iv) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Entity; provided that nothing herein shall require any of the Acquired Corporations to disclose any information to Purchaser or Sub if such disclosure would, in the reasonable judgment of the Company, (x) cause significant competitive harm to the Company or its Subsidiaries if the Contemplated Transactions are not consummated, (y) violate applicable Law or the provisions of any Contract to which or by which any Acquired Corporation is a party or bound or (z) jeopardize any attorney-client or other legal privilege. Purchaser agrees that it will not, and will cause its Representatives and employees not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Contemplated Transactions. The Confidentiality Agreement shall apply with respect to information furnished by any Acquired Corporation or any of their Representatives or employees.

Section 6.3 Acquisition Proposals.

(a) Subject to the provisions of this Section 6.3, prior to the Effective Time, the Company shall not, directly or indirectly, and the Company shall cause its Subsidiaries not to, and the Company shall use its reasonable best efforts to cause the Representatives of the Acquired Corporations not to, directly or indirectly:

(i) solicit, initiate, induce, knowingly facilitate or knowingly encourage the making or submission of any Acquisition Proposal;

(ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal;

(iv) approve, endorse or recommend any Acquisition Proposal;

(v) take any action in connection with an Acquisition Proposal that could render any of the restrictions of Section 203 of the DGCL (“Section 203”) inapplicable to any Person (other than members of the Purchaser Group); or

(vi) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

(b) Notwithstanding anything to the contrary in this Agreement, prior to the Acceptance Time (or if Section 6.7 applies, the Expiration Date referenced therein), Section 6.3(a) shall not prohibit or limit the Company (including through the Special Committee) from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a written Acquisition Proposal submitted to the Company (including through the Special Committee) by such Person (and not withdrawn) or from providing waivers of Section 203 to any Person for the limited purpose of facilitating such actions (which waivers shall not be broader in any material respect than the waiver of Section 203 provided to Purchaser and/or Sub by the Board in connection with this Agreement and the Contemplated Transactions) that the Board (acting through the Special Committee or otherwise) determines in good faith could reasonably result in a Superior Proposal by such Person if: (A) none of the Acquired Corporations nor any of their respective Representatives shall have breached in any material manner any of the provisions set forth in Section 6.3; (B) the Board (acting through the Special Committee or otherwise) determines in good faith, after consultation with its financial and legal advisors, that such action is necessary for the Board (acting through the Special Committee or otherwise) to act in a manner consistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders imposed by applicable Law; (C) within twenty-four (24) hours of furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company shall provide Purchaser written notice setting forth the identity of such Person, and the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) prior to furnishing nonpublic information regarding the Acquired Corporations to, or entering into material negotiations with, such Person, the Company receives (or theretofore received) from such Person an executed confidentiality agreement containing customary provisions (including provisions not less favorable to the Company than the provisions in the Confidentiality Agreement); and (E) promptly after furnishing any such nonpublic information to such Person, the Company makes available such nonpublic information to Purchaser (to the extent such nonpublic information has not been previously made available by or on behalf of the

Company to Purchaser or its Representatives). Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to cause its Affiliates (other than Principal and his Representatives) and Representatives to not take any action in violation of any of the provisions set forth in the preceding sentence.

(c) If any Acquisition Proposal is made or submitted by any Person, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal) advise Purchaser orally and in writing of such Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, and the material terms thereof). The Company shall inform Purchaser on a reasonably current basis with respect to: (i) the status of any such Acquisition Proposal; and (ii) the status and material terms of any modification or proposed modification thereto.

(d) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal other than with respect to any Excluded Transaction (as to which discussions and negotiations related thereto, nothing in this Agreement shall limit).

(e) The Company agrees not to release any Person with respect to an Acquisition Proposal from, or to waive any provision of, any confidentiality, non-solicitation, no hire or similar Contract to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such Contract.

(f) Neither the Company nor the Board (acting through the Special Committee or otherwise) shall prior to the Acceptance Time (or, if Section 6.7 applies, the Expiration Date referenced therein) (i) (w) formally determine to withdraw, amend, qualify or modify, in a manner adverse to Purchaser or Sub, (x) propose publicly to withdraw, amend, qualify or modify, in a manner adverse to Purchaser or Sub, (y) formally determine to change to a neutral position or no position, or (z) subject to the first sentence of Section 6.3(g), propose publicly to change to a neutral position or no position, the Company Recommendation, it being understood and agreed that neither (X) explanations of the reasons for any adoption or reaffirmation of the Company Recommendation provided in good faith by the Company (through the Board, the Special Committee or otherwise) nor (Y) the taking of any or all of the actions contemplated by the penultimate sentence of this Section 6.3(f) are subject to, nor deemed to cause or result in the breach of, this clause “(i)”, (ii) (x) formally determine to adopt, approve or recommend, or (y) publicly propose to adopt, approve or recommend, or publicly take a neutral position or no position or propose publicly to take a neutral position or no position with respect to, any Acquisition Proposal, it being understood and agreed that the taking of any or all of the actions contemplated by the penultimate sentence of this Section 6.3(f) is not subject to, nor deemed to cause or result in the breach of, this clause “(ii)”, (iii) subject to the first sentence of Section 6.3(g), make any public statement or take any public action that is inconsistent in any material respect with the Company Recommendation which is not promptly (and in any case no later than twenty-four (24) hours after the written request by Purchaser) retracted and corrected by the Company, together with a reaffirmation of the Company Recommendation in a press release following the written request by Purchaser, (iv) subject to Section 6.3(g), fail to send the Company’s stockholders, within three (3) Business Days after the commencement of a tender or exchange offer (other than pursuant to this Agreement), a statement that the Company recommends rejection of such tender or exchange offer and a reaffirmation of the Company Recommendation; or (v) subject to Section 6.3(g), fail to send the Company’s stockholders within three (3) Business Days after the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the Company’s stockholders, a statement that the Company reaffirms the Company Recommendation or the Company otherwise fails to issue a press release that reaffirms the Company Recommendation (any of the actions or events described in clauses “(i),” “(ii)”, “(iii)”, “(iv)” and “(v)”, a “Change in Recommendation”; provided that a Change in Recommendation under the foregoing subclauses “(iii)”, “(iv)” and “(v)” shall not occur until the failure of the Company (acting through the Board, the Special Committee or otherwise) to cure any inadvertent breach of such clauses “(iii)”, “(iv)” or “(v)” within one (1) Business Day of the Company’s receipt from Purchaser of reasonable notice of the details of such breach). Notwithstanding anything in Section 6.3 to the contrary, at any time prior to the Acceptance Time (or, if Section 6.7 applies, the Expiration Date referenced therein), the Board (upon recommendation by the Special Committee) may, make a Change in Recommendation if: (A) the Board (acting through the Special Committee or otherwise) receives an Acquisition Proposal that the Board (upon recommendation by the Special Committee) formally determines constitutes a Superior Proposal after taking into account any Purchaser Proposal received during the Notice Period (a “Superior Proposal Determination”) and the Board (upon recommendation by the Special Committee) formally determines in good faith, after consultation with financial and legal advisors, that not making a Superior Proposal Determination would be inconsistent with its fiduciary duties under applicable Law; or (B) the Board (upon recommendation by the Special Committee) formally determines in good faith that an Intervening Event has occurred, and the Board (upon recommendation by the Special Committee) formally determines in good faith, after consultation with financial and legal advisors, that not making a Change in Recommendation due to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law; provided that in each case of a Superior Proposal Determination: (w) the Company has notified Purchaser in writing that it has made a Superior Proposal Determination (any such notice, a “Superior Proposal Notice”), which notice shall (1) contain the identity of the Person making the Superior Proposal, (2) specify the material terms of the Superior Proposal and (3) contain a copy of the documents and/or agreements providing for the Superior Proposal (including any other material documents or agreements relating thereto); (x) if a Superior Proposal Notice has been delivered or is required to be delivered because a Superior Proposal Determination has been made by the Board (upon recommendation by the Special Committee), the Company shall, and shall cause its Representatives to, for a period of at least three (3) calendar days following receipt by Purchaser of the Superior Proposal Notice (such time period, the “Notice Period”), negotiate with Purchaser and any Representative of Purchaser in good faith (to the extent Purchaser desires to so negotiate) to permit Purchaser to propose amendments to the terms and conditions of this Agreement and the Contemplated Transactions (a “Purchaser Proposal”); and (y) on the

date that is no later than one (1) Business Day immediately following the last day of the Notice Period, and taking into account any Purchaser Proposal received during the Notice Period, the Board (upon recommendation by the Special Committee) has again determined, if applicable, that the Superior Proposal causing the Superior Proposal Determination remains a Superior Proposal and has again made a Superior Proposal Determination; and (z) any such Superior Proposal did not arise from a breach by the Company or any of its Representatives of Section 6.3. The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of an Acquisition Proposal that is determined to be a Superior Proposal shall be deemed to constitute a new Superior Proposal for purposes of this Section 6.3(f) and shall trigger a new Notice Period.

(g) Nothing contained in this Agreement shall prohibit the Company or the Board (acting through the Special Committee or otherwise) from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement as described in Rule 14d-9 pending disclosure of its position thereunder. If the Company issues such a statement, then the time periods set forth in clauses “(iii)”, “(iv)” and “(v)” of Section 6.3(f) shall be four (4) Business Days (with respect to clauses “(iv)” and “(v)” thereof, inclusive of the cure period contemplated by the proviso in Section 6.3(f), if any, that is permitted thereby) rather than the twenty-four (24) hours or the three (3) Business Days set forth therein unless the otherwise applicable twenty-four (24) hours or three (3) Business Day period, as applicable, set forth therein has fully elapsed prior to the time of such statement. The Company may however issue such statement at any time. For the avoidance of doubt, this Section 6.3(g) does not alter the definition of a Change in Recommendation (other than the applicable time frames) or the consequences of a Change in Recommendation.

(h) Neither the Company nor the Board (acting through the Special Committee or otherwise), after the Acceptance Time (or, if Section 6.7 applies, the Expiration Date referenced therein), will make a Change in Recommendation of the kind described in Sections 6.3(f)(i), (ii) or (iii).

Section 6.4 Employee Benefits.

(a) For a period from the Effective Time through and including December 31, 2011, Purchaser agrees to cause its Subsidiaries (including the Acquired Corporations after the Closing) to provide compensation and employee Benefit Plans, funds, programs, agreements, arrangements and policies (including salary, wages, severance, bonus and incentive plans, programs, agreements, arrangements and policies) for the benefit of employees of the Company and its Subsidiaries (the “Company Employees”) that in the aggregate are no less favorable to such employees than the compensation arrangements and the Benefit Plans in place immediately prior to the execution of this Agreement. With respect to each Benefit Plan, program, practice, policy, agreement or arrangement maintained by Purchaser or its Subsidiaries or

Affiliates following the Effective Time and in which the Company Employees participate (the “Purchaser Plans”), for purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for accrual of pension benefits under any defined benefit pension plan) service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Purchaser or its Subsidiaries or Affiliates; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each Purchaser Plan shall waive pre-existing condition limitations to the extent waivable or not applicable under the applicable Benefit Plan. The Company Employees shall be given credit under the applicable Purchaser Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plan.

(b) As of the Effective Time, Purchaser shall cause the Surviving Corporation and the appropriate Subsidiaries of Purchaser and the Surviving Corporation to assume and honor (promptly and without modification) in accordance with their terms any and all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s change in control, general severance and retention plans, indemnification agreements with the Company’s directors and officers, director compensation plans, deferral arrangements and split-dollar life insurance policies (collectively, the “CIC Plans”), in each case existing immediately prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of such officer, director or employee; provided that, notwithstanding the foregoing, nothing contained herein shall be deemed to require Purchaser to maintain any CIC Plans.

(c) The Company shall take all actions that may be reasonably necessary to: (i) cause any outstanding offering period (or similar period during which Common Stock may be purchased) under the Employee Stock Purchase Plan to be terminated as of the last business day prior to the date on which the Effective Time occurs (the last business day prior to such date being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Employee Stock Purchase Plan; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Employee Stock Purchase Plan; and (iv) provide that no further offering period (or similar period) or purchase period shall commence under the Employee Stock Purchase Plan after the Designated Date; provided that the actions described in clauses “(i)” through “(iv)” of this Section 6.4(c) shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Employee Stock Purchase Plan within each participant’s payroll withholding account to the purchase of whole shares of Common Stock in accordance with the terms of the Employee Stock

Purchase Plan. As of the close of business on the day immediately prior to the Closing Date, the Company shall have terminated the Employee Stock Purchase Plan after having provided the notice of such termination as required by the terms of the Employee Stock Purchase Plan. The form and substance of the notice regarding the Employee Stock Purchase Plan termination shall be subject to the prior review of Purchaser.

(d) This Section 6.4 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Section 6.4, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Section 6.4.

Section 6.5 Publicity.

The initial press release by each of Purchaser and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Purchaser and the Company. Neither the Company nor Purchaser (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Contemplated Transactions without the prior agreement of the other party, except (a) as may be permitted under Section 6.3(g), (b) as required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements, and (c) each of Purchaser and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Purchaser or the Company in compliance with this Section 6.5, and do not reveal non-public information regarding the other party; provided that the Company will no longer be required to obtain the prior agreement of or consult with Purchaser or Sub in connection with any such press release or public announcement if the Board (acting through the Special Committee or otherwise) has effected any Change in Recommendation or shall have resolved to do so.

Section 6.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the Contemplated Transactions) as provided in the Organizational Documents (as in effect on the date of this Agreement) and as provided in any indemnification agreements between the Company and the Indemnified Parties (as may have been in effect as of the applicable date) to the fullest extent permitted by Law, and Purchaser and the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law.

(b) The Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals (collectively, the “Insured Parties”) otherwise covered by such insurance policies at any time prior to the Effective Time (the “Existing D&O Policies”) with respect to matters occurring at or prior to the Effective Time (including the Contemplated Transactions) and; provided that the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties and in any event shall include nonmanagement directors Side A (DIC) coverage to the extent available within the Maximum Premium. In no event shall the Surviving Corporation be required to pay annual premiums for the Existing D&O Policies (or for any substitute policies) in excess of $1,600,000 (the “Maximum Premium”). To the extent available within the Maximum Premium, immediately prior to the Closing the Surviving Corporation shall purchase “tail” insurance covering the entire period in which the Surviving Corporation is obligated to provide coverage under this Section 6.6(b) and provide written evidence to the Special Committee prior to the Closing reasonably satisfactory to it that such “tail” insurance will be in effect immediately after the Closing. In the event any future annual premiums for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute policies) to the maximum amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(c) Purchaser shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.6.

(d) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Purchaser, Sub, the Company and the Surviving Corporation.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation or its respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7 Written Consent; Information Statement.

(a) If (i) the adoption of this Agreement by the Company’s stockholders is required by applicable Laws in order to consummate the Merger because the Threshold Condition is not satisfied and (ii) the Minimum Condition and the other Tender Offer Conditions were satisfied or waived (subject to the limitations in the proviso in Section 2.1(b)) at the Expiration Date, then, unless this Agreement has been terminated pursuant to Section 8.1, in accordance with the DGCL, the Company’s Organizational Documents, the Exchange Act, and any applicable rules and regulations of the NYSE, the Company, in consultation with Purchaser and Sub, shall as promptly as practicable after the Expiration Date, for the purpose of consenting to the matters requiring the approval of stockholders, obtain the approval of such matters by written consent of each member of the Purchaser Group holding shares of Class A Common Stock, including Sub (the “Written Consent”), and Purchaser shall cause Sub, Principal and their respective Affiliates to promptly execute and deliver the Written Consent to the Company but in no event later than two (2) Business Days after the Expiration Date. Purchaser and the other members of the Purchaser Group holding shares of Class A Common Stock, including Sub, shall execute and deliver the Written Consent in accordance with Section 228 of the DGCL voting all Shares of Class A Common Stock held by the Purchaser Group in favor of adoption of this Agreement and approval of the Merger. The Company shall comply with the DGCL, the Company’s Organizational Documents, the Exchange Act and the applicable rules and regulations of the NYSE in connection with the Written Consent, including (i) preparing and delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 6.7(b) and (ii) giving prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL.

(b) Subject to the other provisions of this Agreement including the prior termination of this Agreement pursuant to Section 8.1, after the Expiration Date, if the Company has an obligation under Section 6.7(a) to prepare the Information Statement (even if a Change in Recommendation has occurred) and has received the Written Consent approving the Merger in accordance with Section 228 of the DGCL, the Company, with the assistance of Purchaser, shall prepare, and the Company shall file with the SEC, the preliminary Information Statement in form and substance reasonably satisfactory to each of the Company and Purchaser relating to the Merger and the Contemplated Transactions. Purchaser shall cooperate with the Company in the preparation of the preliminary Information Statement and the definitive Information Statement and shall furnish to the Company the information relating to it and Sub required by the Exchange Act. The Company shall use its reasonable best efforts, after consultation with Purchaser, to respond as promptly as practicable to any comments of the SEC and to cause the Information Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable time. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and the Company and Purchaser shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendments or supplements.

Section 6.8 Reasonable Best Efforts.

Upon the terms and subject to the conditions set forth in this Agreement, the Company and Purchaser shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Purchaser or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement, the Offer, the Merger and the other Contemplated Transactions required under (A) any applicable federal or state securities laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, that the Company and Purchaser will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party and including the timing of the initial filings, which will be made under the HSR Act within ten (10) days after the date of this Agreement and under any applicable competition, antitrust or investment Laws of jurisdictions other than the United States as promptly as practicable after the date of this Agreement; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the Contemplated Transactions; (vi) permit the other parties to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the Contemplated Transactions or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any Order that would restrain, prevent or delay the consummation of the Contemplated Transactions, including defending any Legal Proceedings challenging this Agreement or the consummation of the Contemplated Transactions; and (viii) execute and deliver any additional instruments necessary to consummate the Contemplated Transactions; provided, (Y) that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Contemplated Transactions under any Contract (except for ordinary course fees or other consideration which are not greater in the aggregate than $250,000); and (Z) that in obtaining consent or approval from any Person (other than a Governmental Entity) with respect to the Contemplated Transactions, (I) without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, none of the Acquired Corporations shall pay or commit to pay any amount to any Person or incur any liability or other obligation and (II) neither Purchaser nor Sub shall be required to pay or commit to pay any amount or incur any liability or obligation greater in the aggregate than $250,000.

Without limiting this Section 6.8, Purchaser agrees to take, or to cause to be taken, any and all reasonable steps and to make any and all undertakings reasonably necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any United States Governmental Entity with respect to the Offer and the Merger so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event, no later than the Termination Date), including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Purchaser (or its Subsidiaries) or the Company or its Subsidiaries or otherwise taking or committing to take actions that limit Purchaser’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Purchaser (or its Subsidiaries) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby; provided, that the Purchaser and its Subsidiaries shall not be required to sell, divest or dispose of assets or businesses (i) to the extent that doing so could be reasonably expected to have a material adverse effect on Purchaser and its Affiliates, including the Surviving Corporation and its Subsidiaries, taken as a whole, (ii) constituting any material trademarks of the Acquired Corporations, (iii) that are material to the consummation of the Debt Financing, or (iv) to the extent that doing so would, or would be reasonably expected to, materially adversely affect the Company’s interest in the Company Owned Real Property.

No party to this Agreement shall consent to any voluntary delay of the consummation of the Contemplated Transactions at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, materials provided pursuant to this Section 6.8 may be redacted (x) to remove references concerning the valuation of the business of the Company and its Subsidiaries, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable privilege or confidentiality concerns.

Section 6.9 Sub and Surviving Corporation.

Purchaser will take all actions necessary to (a) cause Sub, the Surviving Corporation and Investor to perform promptly their respective obligations under this Agreement and the Equity Commitment Letter, as applicable, (b) cause Sub to perform promptly its obligations under the Debt Commitment Letter, (c) cause Sub to commence and consummate the Offer and the Merger on the terms and conditions set forth in this Agreement and (d) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness, other than acquiring Shares pursuant to the Offer.

Section 6.10 Sufficient Funds for Payment of Debt.

From and after the Acceptance Time, the Company shall comply, and Purchaser shall cause the Company to comply, with all obligations under the Indenture, including all obligations with respect to any “Fundamental Change” under the Indenture that results from the Contemplated Transactions (assuming acceptance by all of the holders of the Convertible Notes of any offer to repurchase required with respect thereto). From and after the Acceptance Time, on or prior to the date on which the applicable payment specified in this Section 6.10 is required to be made, Purchaser shall (i) advance the Company cash or cash equivalents, (ii) provide access to committed or available credit facilities or other borrowings or (iii) otherwise fund in such combinations as Purchaser may determine, in each case, (x) on terms and conditions no less favorable to the Company than the existing terms of the Existing Credit Agreement, and (y) in amounts sufficient to enable to the Company to comply with its obligations under the Indenture, and pay any and all fees and expenses required in connection with the foregoing. Any such amounts shall be used solely for the purposes contemplated by this Section 6.10.

Section 6.11 Financing.

(a) Notwithstanding anything contained in this Agreement to the contrary, Purchaser and Sub acknowledge and agree that Purchaser’s and Sub’s obligations hereunder are not conditioned in any manner upon Purchaser’s or Sub’s obtaining any financing. For the avoidance of doubt, Purchaser and Sub acknowledge and agree that the existence of any conditions contained in the Equity Commitment Letter, Contribution Agreement, Rollover Agreement, the Debt Commitment Letter, the Financing Agreement, or any commitment letter for alternative financing or any New Financing Agreement shall not constitute, nor be construed to constitute, a condition to the consummation of the Contemplated Transactions.

(b) To the extent Purchaser is relying on the Debt Financing, Purchaser and Sub shall use their reasonable best efforts, including as required by Section 6.8, to (i) arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (the “Financing Agreement”), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Acceptance Date or the Effective Time, as applicable, and (iii) consummate the Debt Financing no later than the Acceptance Date or the Effective Time, as applicable. None of the terms of the Contribution Agreement, the Rollover Agreement, the Equity Commitment Letter or the Debt Commitment Letter (except as contemplated by this Section 6.11) shall be amended, modified or waived after the date hereof in a manner that would reasonably be expected to delay or prevent the consummation of the Contemplated Transactions. In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter, (A) Purchaser shall immediately notify the Company and (B) Purchaser and Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to the Company, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (the “New Financing Agreements”). Purchaser and Sub shall, shall cause their Affiliates to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms, and satisfy on a timely basis the conditions, of the Debt Commitment Letter, any alternative financing commitments, the Financing Agreement or the New Financing Agreement, as applicable, and any related fee and engagement letters. Purchaser shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreement or the New Financing Agreements, if applicable, promptly upon their execution, (y) give the Company prompt notice of any breach by any party of any of the Debt Commitment Letter, any alternative financing commitment or the Financing Agreement or the New Financing Agreement, as applicable, of which Purchaser or Sub becomes aware or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of Purchaser’s and Sub’s efforts to arrange the Debt Financing (or any replacement thereof). Purchaser agrees that if the conditions to consummating the Offer or the Merger, as applicable, are satisfied, it shall cause the satisfaction of the conditions set forth in the section entitled “Leverage Ratio” in Exhibit A and in Sections 3(b) and 7 of Exhibit B of the Debt Commitment Letter by providing additional cash as may be needed or otherwise, immediately prior to the Acceptance Time or Effective Time, as applicable.

(c) To the extent Purchaser is relying on the Debt Financing, the Company shall, and shall cause each of its Subsidiaries to, reasonably cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by Purchaser (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or involve any material out-of-pocket expense by the Company that is not advanced by Purchaser). Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Purchaser, (i) agreeing to enter into such agreements, and to use reasonable best efforts to deliver such officer’s certificates, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate (including an officer’s certificates substantially in the form attached hereto as Exhibit C), and agreeing to pledge, grant security interests in, and otherwise grant Liens on, the Company’s or its Subsidiaries’ assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company or its Subsidiaries under any such agreement, pledge or grant shall be effective until the Effective Time, (ii) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered on the Closing Date, providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date, (iii) providing to the Lender financial and other information, including the Company’s projections, in the Company’s or its Subsidiaries’ possession with respect to the Acquired Corporations, the Offer and the Merger, assisting the Lender in the preparation of one or more confidential information memoranda (which information required for the confidential information memorandum previously has been agreed to by the Company and Purchaser) and other marketing materials to be used in connection with the Debt Financing, including a version of such marketing materials containing information and documentation that is exclusively publicly available or immaterial, non-public information with respect to the Company or any of its securities for purposes of United States federal and state securities laws, (iv) providing customary authorization letters to the Lender authorizing the distribution of information to other prospective lenders and containing a customary representation to the Debt Financing sources that as of the date of preparation such information does not contain a material misstatement or omission and containing a representation to the Lender that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, and (v) making the Company’s and its Subsidiaries’ executive officers, senior management, representatives and advisors reasonably available to assist the Lender and otherwise reasonably cooperating in connection with the consummation of the Debt Financing, including making introductions and assisting in discussions with contacts from the Company’s existing lending and investment banking relationships, assistance in obtaining a public corporate family rating of the Company from Moody’s Investors Service, Inc., a public corporate credit rating of the Company from Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and a public credit rating for the Debt Financing from each of such rating agencies, and hosting meetings with prospective lenders in connection with the Debt Financing at the times and locations requested by Purchaser and the Lender (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management with appropriate seniority and expertise, of the Company). The Company hereby authorizes the use, in accordance with the Company’s standard trademark usage requirements but without the payment of any fee or royalty, of the Rabbit Head Design of the Acquired Corporations in connection with any dissemination by the Lender of information and marketing materials in connection with the syndication and arranging of the Debt Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall pay any commitment or other similar fee or incur any other liability or obligation in connection with the Debt Financing (or any replacements thereof) prior to the Effective Time.

(d) Each of Purchaser and Sub acknowledges and agrees that the Company and its Affiliates and the directors, officers, employees and agents of the Company and its Affiliates have no liability for any financing that Purchaser or Sub may raise or attempt to raise in connection with the Contemplated Transactions. Any offering memorandum, banker’s book or other materials prepared by or on behalf of Purchaser or Sub or any of their Affiliates, or Purchaser’s or Sub’s financing sources, in connection with Purchaser’s or Sub’s financing activities in connection with the Contemplated Transactions (collectively, “Offering Materials”) which include any information provided by or on behalf of the Company and its Affiliates shall include a conspicuous disclaimer to the effect that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for the content of such Offering Materials and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company and its Affiliates and employees of the Company and its Affiliates in any oral disclosure with respect to such financing activities.

Section 6.12 Section 16 Matters.

Prior to the Expiration Date, the Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock, Company Options, Stock Awards or other securities under the Company Equity Plans pursuant to this Agreement in connection with the Contemplated Transactions shall be an exempt transaction for purposes of Section 16.

Section 6.13 Rule 14d-10 Matters.

Prior to the Expiration Date, the Compensation Committee of the Board will take all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any Company Subsidiary before, on or after the date of commencement of the Offer with or to current or future directors, officers, or employees of the Company or any Company Subsidiary.

Section 6.14 Takeover Statutes.

If any Takeover Statutes become or are deemed to be applicable to the Company, Purchaser, Sub, or the Contemplated Transactions or the Support Agreement, then each of the Company, Purchaser, Sub, and their respective board of directors at the request of the other party hereto shall grant such approvals and take such legally permissible actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and the transactions contemplated by the Support Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to render such Law inapplicable to the foregoing.

Section 6.15 Notification of Certain Matters.

Each party hereto shall give prompt notice to the other of (a) any Legal Proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Contemplated Transactions, or (b) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause the Minimum Condition, or any of the other Tender Offer Conditions or any condition to any of the Contemplated Transactions not to be satisfied or cause a Company Material Adverse Effect.

Section 6.16 Stockholder Litigation.

The Company shall give Purchaser the opportunity to participate in the defense or settlement of any Legal Proceeding against the Company and/or its directors relating to the Contemplated Transactions. Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Legal Proceeding arising or resulting from the Contemplated Transactions or consent to the same (other than any settlement involving no condition or obligations of the Company, Purchaser or Sub except for (i) the payment solely of monetary damages, including attorneys’ fees, paid entirely from proceeds of insurance, except for any applicable retention or deductible, (ii) amendments to the disclosure in the Offer Documents that relate solely to the Company’s operations or business or that are required by Law and/or (iii) conditions or obligations that do not restrict the operations of the Acquired Corporations or adversely affect any asset of the Acquired Corporations).

Section 6.17 Certificate of Officer.

The Company shall deliver to Purchaser a certificate signed by a duly authorized officer of the Company with knowledge of the statements contained therein, dated as of the Expiration Date, certifying that the conditions specified in clauses “(iv)(b)” and “(iv)(c)” of Annex A do not exist or, if the Merger is to be consummated pursuant to Section 6.7, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied.

Section 6.18 Director Resignations.

The Company shall use its reasonable best efforts to cause to be delivered to Purchaser the resignation (effective at the Effective Time or earlier as provided in Section 2.5) of each director of each of the Acquired Corporations who is not a part of the Purchaser Group or an Affiliate thereof.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.

The obligations of the Company, on the one hand, and Purchaser and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Purchaser and Sub, if permissible under applicable Law; provided that the condition in Section 7.1(b), if applicable, cannot be waived by any Person, including the Company, Purchaser or Sub) of the following conditions:

(a) no federal or state Governmental Entity in the United States having jurisdiction over the Company, Purchaser or Sub shall have issued an Order or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement that continues to be in effect;

(b) if the Merger will be consummated pursuant to Section 6.7, the Expiration Date shall have occurred and the Minimum Condition shall have been satisfied at the Expiration Date; and

(c) if the Merger will be consummated pursuant to Section 2.11 and if the Top-Up Option was deemed exercised by Sub in accordance with Section 2.4, the Top-Up Option Shares shall have been issued to Sub.

Section 7.2 Conditions of Purchaser and Sub to Effect the Merger.

The obligations of Purchaser and Sub to consummate the Merger pursuant to Section 6.7 are subject to the satisfaction (or waiver by Purchaser and Sub, if permissible under applicable Law) of the following additional conditions:

(a) the representations and warranties of the Company contained in the Agreement shall be true and accurate when made and at and as of immediately prior to the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), (i) with respect to the first sentence of each of Section 4.2(a), (b) and (c) and the third sentence of Section 4.2(b) in all material respects and (ii) with respect to all other sections of Article IV (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect), except in each case where the failure of such representations and warranties of the Company to be so true and accurate (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect. Solely for the purposes of clause (i) above, if one or more inaccuracies in the representations and warranties set forth in the first sentences of Section 4.2(a), (b) and (c) and the third sentence of Section 4.2(b) would cause the aggregate amount required to be paid by Purchaser or Sub to holders of Stock Awards, holders of Company Options and holders of Public Shares to acquire or settle, as applicable, the Stock Awards, Company Options and the Public Shares in the Offer and Merger to increase by more than $1 million, such inaccuracy or inaccuracies will be considered material for purposes of clause (i) of this Section 7.2(a);

(b) the Company shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it prior to the Closing Date; and

(c) at least twenty (20) days shall have elapsed from the date the Information Statement was sent or given to the Company’s stockholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

Section 7.3 Conditions of the Company to Effect the Merger.

The obligations of the Company to consummate the Merger pursuant to Section 6.7 are subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) of the following additional conditions:

(a) the representations and warranties of Purchaser and Sub contained in the Agreement shall be true and accurate (without giving effect to any limitation as to “materiality” or Purchaser Material Adverse Effect) when made and at and as of immediately prior to the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except in each case where the failure of such representations and warranties of Purchaser and Sub to be so true and accurate (without giving effect to any limitation as to “materiality” or Purchaser Material Adverse Effect set forth therein), would not, individually or in the aggregate, have a Purchaser Material Adverse Effect;

(b) Purchaser and Sub shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by them prior to the Closing Date;

(c) this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company, to the extent required by applicable Law; and

(d) at least twenty (20) days shall have elapsed from the date the Information Statement was sent or given to the Company’s stockholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

Section 7.4 Frustration of Conditions.

None of the Company, Purchaser or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2, Section 7.3 or in Annex A to be satisfied if such failure was caused by such party’s material breach of a covenant or other obligation in this Agreement, including covenants and obligations in Sections 6.8 and 6.11.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer and the Merger contemplated herein may be abandoned at any time prior to the Effective Time:

(a) by the mutual written agreement of the Company (acting through the Board by the Special Committee or otherwise) and Purchaser.

(b) by either the Company (acting through the Board by the Special Committee or otherwise) or Purchaser:

(i) if the Acceptance Time has not occurred on or prior to May 9, 2011 (the “Termination Date”); provided that if the Merger will be consummated in accordance with Section 6.7(a), the “Termination Date” shall be deemed to be the date forty-five (45) days after the earlier of the date the Written Consent is (x) delivered to the Company or (y) required to be delivered to the Company pursuant to Section 6.7(a), in each case in accordance with Section 6.7(a); provided further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or prior to such date; provided further, that if, as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than the conditions set forth in clauses (iii) and (iv)(a) (unless the applicable injunction or prohibition is permanent) of Annex A), then the Company or Purchaser may extend the Termination Date to June 3, 2011, or if the Merger will be consummated in accordance with Section 6.7(a), the date forty-five (45) days after the earlier of the date the Written Consent is (x) delivered to the Company or (y) required to be delivered to the Company pursuant to Section 6.7(a), in each case in accordance with Section 6.7(a). Notwithstanding the foregoing, in no event shall the Termination Date extend past the Debt Commitment Expiration Date unless both (x) on the Debt Commitment Expiration Date, Purchaser has failed to fulfill any obligation under this Agreement that has been the cause of or resulted in the failure of the Offer or the Merger, as applicable, to be consummated on or before the Debt Commitment Expiration Date and (y) the Company provides written notice to Purchaser of its intent to extend the Termination Date; or

(ii) if any federal or state Governmental Entity in the United States having jurisdiction over the Company, Purchaser or Sub shall have issued an Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially as contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party who has failed to comply with its obligations pursuant to Section 6.8 with respect to such restraint, injunction or other prohibition.

(c) by the Company (acting through the Board by the Special Committee or otherwise) if:

(i) the representations and warranties of Purchaser or Sub shall not be true and correct or Purchaser or Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3 (disregarding the phrase “pursuant to Section 6.7” therein for purposes of this Section 8.1(c)(i)); provided that if such failure to be true and correct, breach or failure to perform is curable by Purchaser and Sub within thirty (30) days through the exercise of their reasonable best efforts and Purchaser and Sub continue to exercise such reasonable best efforts, then the Company may not terminate this Agreement under this Section
8.1(c)(i) on account of such failure to be so true and correct or breach or failure to perform unless such failure to be so true and correct or breach or failure to perform is not cured within such thirty (30) day period commencing on the date that the Company gives Purchaser notice of such failure to be so true and correct or breach or failure; provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement that would result in Purchaser having a right to terminate this Agreement pursuant to Section 8.1(d)(i); or

(ii) prior to the Acceptance Time (or, if Section 6.7 applies, the Expiration Date referenced therein), the Company or the Board (acting through the Special Committee or otherwise) shall have effected a Change in Recommendation for a Superior Proposal or Intervening Event.

(d) by Purchaser if:

(i) the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2 (disregarding the phrase “pursuant to Section 6.7” therein for purposes of this Section 8.1(d)(i)); provided that if such failure to be true and correct, breach or failure to perform is curable by the Company within thirty (30) days (other than with respect to any breach by the Company of any of its obligations under Section 6.3(a), Section 6.3(c), Section 6.3(d) or Section 6.3(e), which in each such case, the cure period shall be the longer of two (2) Business Days or three (3) days) through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, then Purchaser may not terminate this Agreement under this Section 8.1(d)(i) on account of such failure to be so true and correct or breach or failure to perform unless such failure to be so true and correct or breach or failure to perform is not cured within such thirty (30) day, two (2) Business Day or three (3) day period, as applicable, commencing on the date that Purchaser gives the Company notice of such failure to be so true and correct or breach or failure; provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Purchaser if it or Sub is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement that would result in the Company having a right to terminate this Agreement pursuant to Section 8.1(c)(i);

(ii) if prior to the Acceptance Time (or, if Section 6.7 applies, the Expiration Date referenced therein), the Company or the Board (acting through the Special Committee or otherwise) shall have effected a Change in Recommendation; or

(iii) since the date hereof there has occurred a Company Material Adverse Effect; or

(e) if the Expiration Date occurs and the Minimum Condition is not then satisfied and the Debt Commitment Letter has expired on its terms, this Agreement shall terminate automatically without any further action by any party hereto; notwithstanding the foregoing, no party shall be relieved of its liability for any breach arising prior to the date of such termination, and no breaching party shall bring a claim or raise a defense based on any failure of any non-breaching party to timely exercise any remedies or to terminate the agreement earlier.

Section 8.2 Effect of Termination.

(a) If one party desires to terminate this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties and, if applicable, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Purchaser, Sub or the Company or their respective Representatives, employees or stockholders, other than, with respect to Purchaser, Sub and the Company, the obligations pursuant to this Section 8.2, Article IX and the last sentence of each of Section 6.2 and Section 6.5; provided that, notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any such termination in accordance with its terms. Nothing contained in this Section 8.2 shall relieve Purchaser, Sub or the Company from liability for fraud.

(b) If (i) the Company terminates this Agreement pursuant to Section 8.1(c)(ii) or (ii) Purchaser terminates this Agreement pursuant to Section 8.1(d)(ii), then the Company shall pay the fees and expenses of Purchaser incurred in connection with the examination, negotiation or otherwise relating to the Contemplated Transactions not otherwise reimbursed or reimbursable, not to exceed $4 million (the “Expense Reimbursement”), and a nonrefundable fee in the amount of $3 million (the “Company Termination Fee”), payable as set forth in Section 8.2(d), plus an additional contingent nonrefundable termination fee of $3 million (the “Additional Company Termination Fee”) as hereinafter set forth. If the Purchaser terminates this Agreement pursuant to Section 8.1(d)(i), the Purchaser shall be entitled to all damages arising from or in connection with such breach (but not in excess of the Expense Reimbursement, Company Termination Fee and, if owed, the Additional Company Termination Fee plus costs and expenses pursuant to Section 8.2(f)), except that (x) if such breach by the Company constitutes a material breach that has a material adverse effect on (i) the ability of the parties to satisfy the conditions precedent to the Merger or any Tender Offer Condition, (ii) the ability of the parties to consummate the Contemplated Transactions, or (iii) the Financing or contribution of the Excluded Shares pursuant to the Contribution Agreement, or (y) if (i) all the Tender Offer Conditions (other than the Threshold Condition) have been satisfied or waived, (ii) the Expiration Date has occurred and (iii) all conditions in Section 7.1(a) and Section 7.3 have been satisfied (except in each case in this clause “(y)” for conditions that by their terms cannot be satisfied until the Closing Date and conditions that are not capable of being satisfied as a result of the Company’s material breach), then the Company shall pay Purchaser the Expense Reimbursement, Company Termination Fee and, if owed, the Additional Company Termination Fee plus costs and expenses pursuant to Section 8.2(f). If prior to or on the earlier of the one (1) year anniversary of the date of termination of this Agreement and March 31, 2012, the Company consummates any Acquisition Transaction (substituting the phrase “more than 50% of all of the outstanding capital stock of the Company” for the language in clauses “(x)” and “(y)” of clause “(a)(ii),” and substituting 50% for 15% in each of clause “(a)(iii)” and clause “(b),” of the definition of Acquisition Transaction), with a Person (or an Affiliate of such Person) (i) with whom the Board or the Special

Committee or their respective financial advisors or legal advisors had substantive discussions after the date of this Agreement and prior to the termination of this Agreement concerning an Acquisition Proposal or (ii) that made, submitted or announced an Acquisition Proposal after the date of this Agreement and prior to the termination of this Agreement, then the Company shall, in addition to the Expense Reimbursement and Company Termination Fee, pay Purchaser the Additional Company Termination Fee no later than two (2) Business Days after the consummation of such Acquisition Transaction or any other Acquisition Transaction (collectively, a “Tail Transaction”) entered into following the termination of such Acquisition Transaction resulting from the Board’s acceptance of a “superior proposal” or similar term used in the definitive agreement relating to such Acquisition Transaction.

(c) If the Company terminates this Agreement pursuant to Section 8.1(b)(i) and if at the time of such termination (i) all of the Tender Offer Conditions (other than the Threshold Condition) have been satisfied or waived, (ii) the Expiration Date has occurred, (iii) all conditions in Section 7.1(a) and Section 7.2 have been satisfied (other than those conditions that by their terms cannot be satisfied until the Closing Date, provided that at such time they are capable of being satisfied) at the time when the Closing should have occurred pursuant to Section 2.8, (iv) Purchaser has failed, or failed to cause Sub, to consummate the Closing in breach of Section 2.8 within two (2) Business Days following the date the Closing should have occurred pursuant to Section 2.8 and the Company stood ready and willing (or, but for Purchaser’s failure, the Company would have stood ready and willing) to consummate the Closing during such period, and (v) the proceeds of the Debt Financing (including under any Financing Agreement or New Financing Agreements, if applicable) in the amount set forth in the Debt Commitment Letter are not available to Purchaser on the terms set forth in the Debt Commitment Letter, the Financing Agreement or the New Financing Agreements, as applicable, as of the date of termination and Purchaser and Sub have complied in all material respects with their obligations in Section 6.11(b), then Purchaser shall pay the Company a nonrefundable fee in the amount of $20 million (the “Purchaser Termination Fee”). Solely for purposes of the first sentence of this Section 8.2(c), if the direct and proximate cause of a Tender Offer Condition or a condition to Closing being neither satisfied nor capable of being satisfied is a material breach by Purchaser or Sub of a covenant or any other obligation in this Agreement (including any covenant in Section 6.11), the Equity Commitment Letters, Rollover Agreements, Contribution Agreement, Debt Commitment Letter, Financing Agreement or New Agreement, or if one or more of the Contributing Stockholders is in material breach of the Contribution Agreement or if the holder of Rollover Shares is in material breach of the Rollover Agreement, such condition shall be deemed satisfied. If the Company terminates this Agreement pursuant to Section 8.1(c)(i), the Company shall be entitled to all damages arising from or in connection with such breach (but not in excess of the Purchaser Termination Fee plus costs and expenses pursuant to Section 8.2(f)), except that (x) if such breach by Purchaser or Sub constitutes a material breach that has a material adverse effect on (i) the ability of the parties to satisfy the conditions precedent to the Merger or any Tender Offer Condition, (ii) the ability of the parties to consummate the Contemplated Transactions, or (iii) the Financing or contribution of the Excluded Shares pursuant to the Contribution Agreement, or (y) if (i) all the Tender Offer Conditions

(other than the Threshold Condition) have been satisfied or waived, (ii) the Expiration Date has occurred and (iii) all conditions in Section 7.1(a) and Section 7.2 have been satisfied (except in each case in this clause “(y)” for conditions that by their terms cannot be satisfied until the Closing Date and conditions that are not capable of being satisfied as a result of Purchaser’s or Sub’s material breach), then unless specific performance of the Offer or the Merger, as the case may be, is available, Purchaser shall pay the Company the Purchaser Termination Fee plus costs and expenses pursuant to Section 8.2(f).

(d) The Expense Reimbursement and Company Termination Fee shall be paid as follows: (i) the lesser of (x) the sum of the Expense Reimbursement and the Company Termination Fee and (y) $4 million, shall be paid by wire transfer of immediately available funds to an account designated by Purchaser, no later than two (2) Business Days after the termination of this Agreement; and (ii) the Company shall issue Purchaser a promissory note for the balance of the amount owed in respect of the Expense Reimbursement and Company Termination Fee, if any (it being understood that such balance may not exceed $3 million), due on the earlier of (A) the second (2nd) anniversary of the date of termination, (B) the repurchase, refinance or redemption of all of the Convertible Notes and (C) the consummation of a Tail Transaction, which shall bear simple interest of five percent (5%) per annum and may be prepaid, in whole or in part, at any time without premium or penalty, shall be subject to the provisions of Section 8.2(f) and shall have no other material terms. The Additional Company Termination Fee shall be payable, if at all, as set forth in Section 8.2(b). The Expense Reimbursement, Company Termination Fee and the Additional Company Termination Fee shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(e) The Purchaser Termination Fee shall be paid within two (2) Business Days of such termination of this Agreement by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(f) In the event that the applicable party shall fail to pay the Expense Reimbursement, Company Termination Fee (including payments under the promissory note referenced in Section 8.2(d)), the Additional Company Termination Fee or Purchaser Termination Fee, as applicable, when due, and, in order to obtain such payment, the party entitled to receive such fee commences a suit which results in a judgment against the Company or Purchaser, as applicable, for any such fee, the party paying the applicable fee shall pay to the recipient of such fee its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment; provided that in no event shall the Purchaser be required to pay pursuant to this Section 8.2(f) such costs and expenses in excess of $1 million.

(g) Notwithstanding anything to the contrary in this Agreement, if:

(i) Purchaser and Sub fail to purchase Shares at the Acceptance Time or effect the Closing for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for the remedy of specific performance to the extent expressly permitted in Section 9.12 and the Company’s right to specific performance expressly as provided in the Equity Commitment Letter, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Purchaser, Sub, Principal, Investor, the Guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources (including the parties to the Equity Commitment Letter and Debt Commitment Letter, including the Lender Indemnified Persons), managers, general or limited partners or assignees (each a “Purchaser Related Party” and collectively, the “Purchaser Related Parties”) or any Purchaser Related Party of any Purchaser Related Party for any breach, loss or damage shall be to terminate this Agreement and, to the extent and only to the extent provided in Section 8.2, to receive payment of (x) the Purchaser Termination Fee from Purchaser or Sub (or the Guarantors under the Guarantee), together with any amounts payable pursuant to Section 8.2(f) or under the Guarantee or (y) damages arising from or in connection with a breach pursuant to Section 8.2(c), and upon payment in full of such amounts, neither the Company nor any other Person shall have any rights or claims against Purchaser, Sub, Principal, Investor, the Guarantors or any of the Purchaser Related Parties or any Purchaser Related Party of the Purchaser Related Parties under or relating to this Agreement, the Guarantee, the Equity Commitment Letter, the Debt Commitment Letter or otherwise, or the transactions contemplated hereby or thereby, nor shall the Company or any other Person be entitled to bring or maintain any other Legal Proceeding against Purchaser, Sub, Principal, Investor, the Guarantors or any of the Purchaser Related Parties or any Purchaser Related Party of the Purchaser Related Parties arising out of this Agreement, the Guarantee, the Equity Commitment Letter, the Debt Commitment Letter or otherwise, or the transactions contemplated hereby or thereby. Each Lender Indemnified Person and each other Person identified above is an express third party beneficiary of this Section 8.2(g)(i).

(ii) the Company fails to effect the Closing for any or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for the remedies expressly permitted under Section 9.12, but only under the specific circumstances and to the extent expressly permitted under Section 9.12, Purchaser’s and Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company and any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (each a “Company Related Party” and collectively, the “Company Related Parties”) or any Company Related Party of any Company Related Party for any breach, loss or damage shall be to terminate this Agreement and, to the extent and only to the extent provided in Section 8.2, to receive payment of (x) the Expense Reimbursement and Company Termination Fee and, if owed, the Additional Company Termination Fee from the Company, together with any amounts payable pursuant to Section 8.2(f) or (y) damages arising from or in connection with a breach pursuant to Section 8.2(b), and upon payment in full of such amounts, neither Purchaser nor Sub nor any other Person shall have any rights or claims against the Company or any of the Company Related Parties or any Company Related Party of the Company Related Parties under or relating to this Agreement or otherwise, or the Contemplated Transactions, nor shall Purchaser or Sub or any other Person be entitled to bring or maintain any other Legal Proceeding against the Company or any of the Company Related Parties or any Company Related Party of the Company Related Parties arising out of this Agreement or otherwise, or the Contemplated Transactions.

(h) Each of the Company, Purchaser and Sub acknowledges that the agreements contained in this Section 8.2 and Section 9.12 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement. Each of the Company, Purchaser and Sub further acknowledges that the Company Termination Fee, Additional Company Termination Fee and the Purchaser Termination Fee, in the circumstances in which such fees become payable, constitute liquidated damages and are not a penalty.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification.

Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby at any time prior to the Effective Time with respect to any of the terms contained herein by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions) with the Company acting through the Special Committee.

Section 9.2 Nonsurvival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the acceptance for payment of the Shares by Sub pursuant to the Offer, the Merger or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices.

All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	if to Purchaser or Sub, to:

Rizvi Traverse Management LLC
1999 Avenue of the Stars
Suite 3030
Los Angeles, CA 90067
	Telephone:	310-786-1782
	Facsimile:	323-544-6444
	Attention:	Ben Kohn

with copies (which shall not constitute notice) to:

Mr. Hugh M. Hefner
10236 Charing Cross Road
Los Angeles, CA 90024

and

Sheppard Mullin Richter & Hampton LLP
333 South Hope Street
Forty-Third Floor
Los Angeles, CA 90071
	Telephone:	213-620-1780
	Facsimile:	213-620-1398
	Attention:	David H. Sands, Esq.
John D. Tishler, Esq.

and

Munger Tolles & Olson LLP
355 South Grand Avenue
35th Floor
Los Angeles, CA 90071
	Telephone:	213-683-9100
	Facsimile:	213-683-4061
	Attention:	Robert B. Knauss, Esq.
Brett J. Rodda, Esq.

(b)	if to the Company, to:

Playboy Enterprises, Inc.
680 N. Lake Shore Drive
Chicago, IL 60611
	Telephone:	312-751-8000
	Facsimile:	312-266-2042
	Attention:	General Counsel

with copies (which shall not constitute notice) to:

Kaye Scholer LLP
1999 Avenue of the Stars
Suite 1700
Los Angeles, CA 90067
	Telephone:	310-788-1000
	Facsimile:	310-788-1200
	Attention:	Barry L. Dastin, Esq.
Russ A. Cashdan, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, IL 60606
	Attention:	Rodd M. Schreiber, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.3; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this Section 9.3 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any Effect or information in any section of the Company Disclosure Schedule or the Purchaser Disclosure Schedule or the other schedules attached hereto shall be deemed to be adequate response and disclosure of such Effect or information with respect to any representation, warranty or covenant in, with respect to the Company Disclosure Schedule or the other schedules attached hereto, any section of Article IV or Article VI, and with respect to the Purchaser Disclosure Schedule or the other schedules attached hereto, any of Article V, calling for disclosure or to which such disclosure relates, of such Effect or information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants if the applicability of such disclosure to such representation, warranty or covenant is reasonably apparent on the face of such disclosure. The inclusion of any item in the Company Disclosure Schedule, the Purchaser Disclosure Schedule or the other schedules attached hereto shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts.

This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries.

This Agreement, including the Company Disclosure Schedule, the Purchaser Disclosure Schedule, the Equity Commitment Letter, Contribution Agreement, the Rollover Agreement, and the schedules and exhibits hereto and thereto, including the Confidentiality Agreement and the Guarantee (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between or among the Company on the one hand and Purchaser or any other member of the Purchaser Group on the other hand, with respect to the subject matter hereof and thereof, and (b), except as provided in Article III on and after the Effective Time and Section 6.6, Section 8.2(g)(i), Section 9.9(b) and Section 9.17, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties set forth in Article IV and Article V and the covenants set forth in Section 6.1 have been made solely for the benefit of the parties to this Agreement and (x) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (y) have been qualified by reference to the Company Disclosure Schedule and the Purchaser Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (z) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company.

Section 9.7 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction.

(a) Subject to Section 9.9(b), each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 9.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

(b) Each of the parties hereto irrevocably agrees (on their own behalf and on behalf of each of their respective Subsidiaries and Affiliates) that (i) any Legal Proceeding arising against any Lender Indemnified Person, or with respect to which any Lender Indemnified Person otherwise becomes subject to, arising out of, relating to, resulting from or otherwise in connection with the Debt Commitment Letter, the Debt Financing, the use of the proceeds therefrom, the Contemplated Transactions, or any of the other transactions contemplated by the Debt Commitment Letter shall be subject to the exclusive jurisdiction of a state or Federal court sitting in the County of New York, New York, or the State of Delaware and (ii) each Lender Indemnified Person is an express third party beneficiary of this Section 9.9(b).

Section 9.10 Service of Process.

Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Waiver of Jury Trial.

EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Specific Performance.

(a) The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid termination of this Agreement as permitted under Section 8.1, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to cure breaches of this Agreement, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the provisions of Section 6.11), in each case without posting a bond or undertaking except to the extent expressly limited by Section 9.12(b). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. If, prior to the Termination Date, any party brings any action to enforce specifically the consummation of the Offer or the Merger, the Termination Date shall automatically be extended by the amount of time the court presiding over such action shall determine. The parties further agree that the right of specific enforcement is an integral part of the Contemplated Transactions and without that right, neither the Company nor Purchaser would have entered into this Agreement.

(b) Notwithstanding Section 9.12(a), it is explicitly agreed that the Company shall be entitled to specific performance of Purchaser’s and Sub’s respective obligations (v) to cause the Equity Financing to be funded, (w) to draw down on the Debt Financing, (x) to fund the purchase of the Shares at the Acceptance Time and/or (y) to fund the Merger Consideration and the Option Consideration payable upon the Merger and (z) consummate the other Contemplated Transactions only in the event that (i) all of the Tender Offer Conditions (provided that the Threshold Condition need not be satisfied or waived) have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Acceptance Time, provided that at such time they are capable of being satisfied); (ii) the Expiration Date has occurred; (iii) all conditions in Section 7.1(a) and Section 7.2 have been satisfied (other than those conditions that by their terms cannot be satisfied until the Closing Date, provided that at such time they are capable of being satisfied) at the time when the Closing should have occurred, if applicable, pursuant to Section 2.8 but for the failure of the Equity Financing to be funded or the Rollover Shares or the Excluded Shares to be contributed or otherwise transferred to Sub (including if applicable the failure of Purchaser to cause Sub to consummate the Offer), (iv) the proceeds of the Debt Financing (including under any Financing Agreement or New Financing Agreements, if applicable) are available to Purchaser on the terms and in the amounts set forth in the Debt Commitment Letter, the Financing Agreement or the New Financing Agreements, as applicable, or will be available in accordance with the terms thereof if the Equity Financing is funded at the Acceptance Time (if Section 2.11 applies) or the Closing (if Section 6.7 applies), and (v) the Company has irrevocably confirmed in writing that if the Equity Financing and the Debt Financing are funded, then the Company would take such actions that are within its reasonable control to cause the Top-Up Option Shares to be delivered (to the extent the Top-Up Option is exercised in accordance with Section 2.4) and the Acceptance Time (if Section 2.11 applies) or the Closing (if Section 6.7 applies) to occur. For the avoidance of doubt, under no circumstances will the Company be permitted to receive payment of the Purchaser Termination Fee (which is only available to the extent expressly permitted by 8.2(c)), or entitled to receive monetary damages other than the Purchaser Termination Fee and as set forth in Section
8.2(f), in each case where payable under the express terms of this Agreement if the Company is granted and receives specific performance under this Section 9.12(b) to consummate the Offer and the Merger and the Offer and/or Merger are consummated. Solely for purposes of this Section 9.12(b), if the direct and proximate cause of a Tender Offer Condition, a condition to the Debt Commitment Letter, the Financing Agreement or the New Financing Agreement, as applicable, or a condition to Closing being neither satisfied nor capable of being satisfied is the material breach by Purchaser or Sub of a covenant or other obligation in this Agreement (including any covenant in Section 6.11), the Equity Commitment Letters, Rollover Agreements, Contribution Agreement, Debt Commitment Letter, Financing Agreement or New Agreement, or if one or more of the Contributing Stockholders is in material breach of the Contribution Agreement or if the holder of Rollover Shares is in material breach of the Rollover Agreement, such condition shall be deemed satisfied.

(c) In the event that the Company is entitled to terminate this Agreement pursuant to Section 8.1(c)(i) but a court of competent jurisdiction has declined in a final, non-appealable order to direct specific performance of the obligations of Purchaser and Sub to consummate the Offer and the Merger for a reason other than such court’s determination that Purchaser was not and will not be obligated to consummate the Offer or the Merger, then the Company shall be entitled to the Purchaser Termination Fee, which shall be payable by Purchaser hereunder, as its sole and exclusive remedy other than the termination of this Agreement. In the event the Purchaser Termination Fee is so paid, the provisions of Section 8.2(e) and Section 8.2(g) (without giving effect to the references to Section 9.12) shall apply as if the Purchaser Termination Fee were paid pursuant to Section 8.2(c) and this Agreement shall be terminated thereafter in accordance with its terms.

(d) In the event that Purchaser is entitled to terminate this Agreement pursuant to Section 8.1(d)(i) but a court of competent jurisdiction has declined in a final, non-appealable order to direct specific performance of the obligations of the Company to deliver the Top-Up Option Shares (to the extent the Top-Up Option is deemed exercised in accordance with Section 2.4) and consummate the Merger for a reason other than such court’s determination that the Company was not and will not be obligated to deliver such Top-Up Option Shares or consummate the Merger, then Purchaser shall be entitled to the Expense Reimbursement, Company Termination Fee and, if payable as set forth in Section 8.2(b), the Additional Company Termination Fee, which shall be payable by the Company hereunder, as its sole and exclusive remedy other than the termination of this Agreement. In the event the Expense Reimbursement, Company Termination Fee and, if payable as set forth in Section 8.2(b), the Additional Company Termination Fee is so paid, the provisions of Section 8.2(d) and Section 8.2(g) (without giving effect to the references to Section 9.12) shall apply as if the Expense Reimbursement, Company Termination Fee and, if applicable, the Additional Company Termination Fee were paid pursuant to Section 8.2(d).

Section 9.13 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.14 Expenses.

All costs and expenses incurred in connection with the Contemplated Transactions, this Agreement and the consummation of the Contemplated Transactions shall be paid by the party incurring such costs and expenses, whether or not the Contemplated Transactions are consummated.

Section 9.15 Headings.

Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16 Waivers.

Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.17 No Recourse.

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto or the Guarantors (to the extent set forth in the Guarantee) and no past, present or future, direct or indirect, equityholder, controlling person, Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto (other than the Guarantors (solely to the limited extent set forth in the Guarantee)) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions. For the avoidance of doubt and without limitation on the foregoing, in no event shall any Lender Indemnified Person have any liability or obligation under this Agreement. Each Lender Indemnified Person and each other Person identified above is an express third party beneficiary of this Section 9.17. Under no circumstances shall Principal have any liability, obligation or responsibility for any portion of the Purchaser Termination Fee, the Equity Financing or the Debt Financing, and the Company agrees that it will not make any claim against Principal seeking payment of any portion of the Purchaser Termination Fee, the Equity Financing or the Debt Financing.

IN WITNESS WHEREOF, the Company, Purchaser and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PLAYBOY ENTERPRISES, INC.

By:	/s/ Sol Rosenthal
	Name:	Sol Rosenthal
	Title:	Chairman of the Special Committee

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the Company, Purchaser and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ICON ACQUISITION HOLDINGS, L.P.

By:	/s/ Hugh M. Hefner
	Name:	Hugh M. Hefner
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the Company, Purchaser and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ICON MERGER SUB, INC.

By:	/s/ Bernhard L. Kohn III
	Name:	Bernhard L. Kohn III
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

Annex A

TENDER OFFER CONDITIONS1

Notwithstanding any other provisions of the Offer, Sub shall not be required to accept for payment any Shares and, subject to any applicable rules and regulations of the SEC, may postpone the acceptance for payment of any Shares tendered if:

(i) there shall not have been validly tendered (including by guaranteed delivery) and not withdrawn prior to the Expiration Date (as it may be extended in accordance with Section 2.1 of the Agreement) a number of shares of Common Stock (treating Class A Common Stock and Class B Common Stock as a single class) which constitute more than fifty percent (50%) of the shares of Common Stock outstanding on the Expiration Date, in each case other than the Excluded Shares, the Rollover Shares and any other Shares held by the Purchaser Group;

(ii) there shall not have been validly tendered (including by guaranteed delivery) and not withdrawn prior to the Expiration Date (as it may be extended in accordance with Section 2.1 of the Agreement) a number of shares of Class A Common Stock, which together with any other shares of Class A Common Stock beneficially owned by one or more members of the Purchaser Group, which constitute ninety percent (90%) or more of the shares of Class A Common Stock outstanding on the Expiration Date together with the Top-Up Option Shares, if any, that were issued or are issuable pursuant to Section 2.4(a) of the Agreement;

(iii) any applicable waiting periods under the HSR Act shall not have expired or been waived or terminated prior to the Expiration Date (as it may be extended in accordance with Section 2.1 of the Agreement);

(iv) at any time after the date of the Agreement and prior to the Expiration Date, any of the following events shall have occurred and be continuing:

(a) a federal or state Governmental Entity in the United States having jurisdiction over the Company, Purchaser or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Offer or the Merger substantially on the terms contemplated by this Agreement;

(b) the representations and warranties of the Company contained in the Agreement shall not be true and accurate (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect) when made and at and as of immediately prior to the Expiration Date as if made at and as of such time (other than those representations and warranties that by their terms address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), (x) with respect to the first

[1]	The capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached.

sentence of each of Sections 4.2(a), (b) and (c) and the third sentence of Section 4.2(b) in all material respects and (y) with respect to all other sections of Article IV (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect), except where the failure of such representations and warranties of the Company to be so true and accurate (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect. Solely for the purposes of clause (x) above, if one or more inaccuracies in the representations and warranties set forth in the first sentences of Sections 4.2(a), (b) and (c) and the third sentence of Section 4.2(b) would cause the aggregate amount to be paid by Purchaser or Sub to holders of Stock Awards, holders of Company Options and holders of Public Shares to acquire or settle, as applicable, the Stock Awards, the Company Options and the Public Shares in the Offer or Merger to increase by more than $1 million, such inaccuracy or inaccuracies will be considered material for purposes of clause (iv)(b) of this Annex A;

(c) the Company shall not have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it prior to the Expiration Date and such failure shall not have been cured prior to such Expiration Date;

(d) since the date hereof, there has not occurred a Company Material Adverse Effect; or

(e) the Agreement shall have been terminated in accordance with its terms.

The Tender Offer Conditions are for the sole benefit of Purchaser and Sub and may be asserted by Purchaser or Sub regardless of the circumstances (including any action or inaction by Purchaser or Sub, provided that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to such condition or may be waived by Purchaser, in its sole discretion, in whole or in part at any time and from time to time, except for the Minimum Condition.